As filed with the Securities and Exchange Commission on October ____, 2001

                              Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             CAN-CAL RESOURCES LTD.
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

              Nevada                                             88-0336988
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary standard industrial  (I.R.S. Employer
incorporation or organization)   classification code number) Identification No.)

           8221 Creta Blue Lane, Las Vegas, Nevada; Tel. 702.243.1849
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number
                    of issuer's principal executive offices)

                     Ronald D. Sloan, 8221 Creta Blue Lane
                     Las Vegas, NV 89128; Tel. 702.243.1849
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number of agent for service)

                     Copies to:       Stephen E. Rounds, Esq.
                                      The Law Office of Stephen E. Rounds
                                      4635 East 18th Ave., Denver, CO 80220
                                      Tel:  303.377.6997; Fax: 303.377.0231
                                 ---------------
Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                                  Proposed
                                                            Proposed               Maximum
                                    Amount of                Maximum              Aggregate              Amount
Title of Each Class                Securities               Offering            Dollar Price               of
of Securities                   to be Registered            Price Per         of Securities to        Registration
to be Registered                 in the Offering           Security(1)          be Registered              Fee
----------------                 ---------------           -----------          -------------      ------------------
Common Stock                       4,600,000(2)              $0.85             $ 3,915,000.00         $   979.00
                                    Shares

Common Stock                         606,059(3)             $0.875             $   530,301.00         $   133.00
                                    Shares

Common Stock                         400,000(4)             $0.875             $   375,000.00         $    94.00
                                                         and $ 1.00  (4)

Common Stock                          52,888(5)             $0.875             $    46,277.00         $    12.00

Total No. Securities
to be Registered                      5,658,047                n/a             $ 4,866,578.00         $ 1,218.00

(1) Under rule 457(f), registration fee calculations are estimated based on the market value of the registrant's common stock (average of the bid and asked prices as of October 19, 2001) which is within 5 business days prior to the initial filing of this statement. The valuation of securities registered is for future sale by the registrant under the Investment Agreement (equity line financing) is based on 93% of the average bid and ask price (shares are to be sold by the registrant at a 7% discount from market price); see
     (2) below. The fee for registration for resale of securities already issued is 100% of the average bid and ask prices at October 19, 2001 (see (3) below).

(2) These securities are registered for original issue by the registrant under the Investment Agreement (equity line financing), at 93% of average market prices, and for resale by the investors who so purchase.

(3) These securities now are issued and outstanding, and are registered for resale.

(4) Of these securities, 200,000 shares now are issued and outstanding and are registered for resale; the fee is based on the $0.875 average bid and ask price on October 19, 2001, for aggregate value of $175,000 for fee purposes. An additional 200,000 shares are registered for issuance upon exercise of options; the fee is based on the $1.00 exercise price for these options.

DELAYING AMENDMENT UNDER RULE 473(A): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                             CAN-CAL RESOURCES LTD.
                        5,658,947 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of up to 5,658,947 shares of common stock ($0.001 par value) by the persons identified in this prospectus who are shareholders, including two entities that may buy more shares, and another entity holding options to buy shares of common stock. In this prospectus, "selling shareholders" refers to these persons; "we" and "company" refer to Can-Cal Resources Ltd. The shares offered for sale include:

- 4,600,000 shares which may be bought from us, by Dutchess Private Equities Fund, L.P. ("Dutchess Fund") and DRH Investment Company, LLC ("DRH"), who are providers of the equity line of credit established under the Investment Agreement with us. Dutchess Fund and DRH are statutory underwriters under section 2a(11) of the Securities Act of 1933. See "Financing Transactions - Investment Agreement," "Selling Shareholders," and "Plan of Distribution." We will not, however, receive any proceeds from sale of these shares by Dutchess Fund and DRH after purchase from us.

- 606,059 shares already issued as fees to Dutchess Fund, Dutchess Advisors, Ltd. (the advisor to Dutchess Fund), May Davis Group, Inc. and to the attorney for Dutchess Fund and DRH. We will not receive any proceeds from sale of these shares.

- 200,000 shares already issued as fees to National Financial Communications Corp. ("NFC"), and another 200,000 shares which may be purchased by NFC on exercise of options to purchase 200,000 shares which has been granted to NFC.

-    52,999 shares already issued to three cash investors.

     Our common stock is traded ("CCRE") on the Over-the-Counter Bulletin Board ("OTCBB"). The closing bid price was $0.77 on October 22, 2001.

     An investment in the shares offered by this prospectus is speculative and subject to high risk of loss. See "Risk Factors" beginning on page 2.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS OCTOBER __, 2001

                                TABLE OF CONTENTS
                                                                        PAGE NO.

Forward Looking Statements ..................................................5
Where You Can Find More Information..........................................5
Summary Information and Risk Factors.........................................6
Financing Transactions.......................................................8
Risk Factors ...............................................................11

     We are a mining company in the exploration state,
     have no reserves, have never made a profit, and
     may never become profitable............................................11

     We are subject to certain kinds of risk which are
     unique to the minerals business........................................11

     We may encounter difficulty in obtaining future operating permits......11

     If we lost the service of our president, the company would suffer......11

     We may not be successful in raising the capital necessary to build and operate the commercial scale production plant................11

     Terms of  subsequent financings may adversely impact your investment...12

     Selling stock to Dutchess Fund and DRH may
      substantially dilute the interests of the other stockholders..........12

     Selling stock to Dutchess Fund and DRH could reduce
     our market price and encourage short sales.............................12

     Market Overhang........................................................12

     We may not be able to raise enough capital from the
     Investment Agreement to meet our liquidity needs.......................13

     Persons and entities may sell stock covered by this prospectus at any time, which could have an adverse effect on the market price....13

     We have not paid dividends and do not intend to pay
     dividends in the foreseeable future....................................13

     Because the company's common shares are "penny stock"
     certain rules may impede the development of increased
     trading activity and could affect the liquidity for stockholders.......13

Use of Proceeds.............................................................14
Management's Discussion and Analysis of
     Financial Condition and Results of Operations..........................15
Business....................................................................17
Management..................................................................25
Security Ownership of Certain Beneficial Owners and Management..............26
Certain Relationships and Related Transactions..............................27
Selling Shareholders........................................................28
Plan of Distribution........................................................30
Description of Securities...................................................32

Legal Matters...............................................................33
Experts.....................................................................33
Index to Financial Statements...............................................34

                       REPRESENTATIONS ABOUT THIS OFFERING

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

                     WHERE TO FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).

     Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10- KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location. Also, we will provide copies of these documents and any exhibits to them, without charge to prospective investors upon request addressed to Can-Cal Resources Ltd., 8221 Creta Blue Lane, Las Vegas, Nevada 89128, attention Ronald D. Sloan, President.

                           FORWARD LOOKING STATEMENTS

     Except for historical data, all the information in this prospectus are considered to be "forward looking" statements. Specifically, all statements (other than statements of historical fact) regarding financial and business strategy and the performance objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve known risks such as lack of capital to put our properties into production, disappointing recoveries of precious metals from our properties once we put them into production, higher than expected production costs, declining market prices for precious metals, and delays or increased costs to obtain production or mining permits.

     When we use the words "anticipate," "believe," "estimate," "expect," "may," "will, "should, "continue," "intend" and similar words or phrases, we are identifying forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus). These statements reflect our current views with respect to future events. However, the merit or validity of current views is subject to the realization in fact of assumptions we have made. What we now think will happen may be turn out much different, and therefore our assumptions may prove to have been inaccurate or incomplete.

     The investment risks discussed under "Risk Factors" specifically address some (but not all) of the factors that may influence future operating results and financial performance. The investment risks are not "boiler plate;" they are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate carefully before making an investment decision.

                      SUMMARY INFORMATION AND RISK FACTORS

     The following summarizes some of the information found elsewhere in this prospectus. This summary is qualified by the more detailed information in this prospectus.

THE COMPANY

     The company originally was incorporated in the state of Nevada on March 22, 1995 under the name "British Pubs USA, Inc." as a wholly owned subsidiary of 305856 B.C., Ltd. (dba N.W. Electric Carriage Company ("NWE"), a British Columbia, Canada company). On April 12, 1995, NWE exchanged shares of British Pubs USA, Inc. for shares of NWE held by its existing shareholders, on a share for share basis, and the name was changed to Can-Cal Resources, Ltd. on July 2, 1996.

     The company is a mining company in the exploration stage. Since 1996, we have examined various mineral properties prospective for precious metals and minerals, and have acquired those we believe may contain precious metals and minerals. Our properties are located California, Arizona, and Nevada. We do not know if any of the properties contain ore reserves (a reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination).

     We have analyzed materials from one of the properties (patented mining claims at Pisgah, San Bernadino County, California), and also have analyzed materials from the unpatented mining claims at the Owl Canyon property, located in the Silurian Hills area of California (23 miles northeast of Baker, California). The purpose of the analysis programs was to determine if precious metals are contained in the materials, and if precious metals are present, how they might be recovered profitably on a commercial scale.

     Test results so far indicate that precious metals (primarily gold, platinum and palladium) are present in samples of the Pisgah, California volcanic cinder material. Separate tests indicate that precious metals (gold and silver) are present in sample materials of the Owl Canyon property.

     Although the analysis programs so far indicate there are precious metals which can be recovered from the two properties, substantial drilling and sampling of the properties, and testing and assay work on the samples, would be necessary to determine if either of the properties contain enough precious metals to constitute reserves. Presently we do not intend to perform the work needed to determine if we have any reserves. Instead, assuming needed capital can be raised through the equity line financing with Duchess and DRH, we will build a small scale production plant on our leased land in Nye County, Nevada and begin processing material from the Pisgah property. If results are encouraging, the plant will be expanded. We will continue to hold the Owl Canyon and other properties and resume testing and evaluation of their potential in the future.

     Executive offices are located at 8221 Creta Blue Lane, Las Vegas, Nevada 89128 (fax 702.243.1869).

THE OFFERING

     Securities Outstanding            10,056,738 shares of common stock, $0.001
                                       par value.

     Securities To Be Outstanding      14,656,738  shares of common  stock to be
                                       outstanding  if  Dutchess  Fund  and  DRH
                                       purchase  a total  of  4,600,000  shares.
                                       Under   the   terms  of  the   Investment
                                       Agreement, in fourth quarter 2001 we will
                                       increase our  authorized  common stock to
                                       be in  position  to sell more stock under
                                       the  Investment  Agreement,   up  to  the
                                       $8,000,000 maximum amount, see "Financing
                                       Transactions  -  Investment   Agreement."
                                       This prospectus will be amended from time
                                       to time to  disclose  how many shares are
                                       sold under the Investment Agreement,  and
                                       when  our  authorized   common  stock  is
                                       increased.

     Securities Offered                5,658,947 shares of common stock:

                                       4,600,000   shares  by  Duchess   Private
                                       Equities Fund L.P.  ("Dutchess Fund") and
                                       DRH Investment Company, LLC ("DRH") in equal amounts by each, as purchased and then resold by Duchess and DRH from time to time after date of this prospectus.

                                       606,059  shares  issued for  services  in
                                       October 2001  (75,757  shares to Dutchess
                                       Fund;  303,030 shares to May Davis Group,
                                       Inc.;    227,272   shares   to   Dutchess
                                       Advisors, Ltd.); and 37,000 shares to Joseph B. LaRocco, attorney for Dutchess Fund and DRH. See "Financing Transactions
                                       - Investment Agreement."

                                       200,000   shares   issued   to   National
                                       Financial  Communications  Corp.  ("NFC")
                                       for  public   relations   services   plus
                                       200,000 shares underlying options granted
                                       to  NFC,  which  may  be  issued  if  NFC
                                       exercises  the  options.  See  "Financing
                                       Transactions    -    Public     Relations
                                       Agreement."

                                       52,888 shares issued to three private investors in October 2001.

     Use of Proceeds                   Build an initial  small scale  production
                                       plant to  process  mineralized  materials
                                       for  precious  metals,  and later build a
                                       larger  plant  if   warranted,   and  pay
                                       general and  adminis-  trative  expenses.
                                       See "Use of  Proceeds."  The company will
                                       realize  proceeds from this offering only
                                       from sale of shares to Dutchess  Fund and
                                       DRH under the Investment  Agreement,  and
                                       from exercise of options held by NFC. See
                                       "Financing   Transactions   -  Investment
                                       Agreement"   and   -   Public   Relations
                                       Agreement").

     Plan of Distribution              The  offering  is  made  by  the  selling
                                       shareholders named in this prospectus, to
                                       the extent they sell their shares.  Sales
                                       may be  made  in the  open  market  or in
                                       private negotiated transactions, at fixed
                                       or  negotiated   prices.   See  "Plan  of
                                       Distribution."

     Risk Factors                      The  company  is a mining  company in the
                                       exploration  stage  without   established
                                       reserves or production facilities. An investment is subject to risk. See "Risk
                                       Factors."

                             FINANCING TRANSACTIONS

     On October 4, 2001 we signed an Investment Agreement with Dutchess Private Equities Fund, L.P. and DRH Investment Company, LLC (referred to as "Dutchess Fund" and "DRH" in this prospectus) to sell up to $8,000,000 in shares of common stock to Dutchess Fund and DRH, in equal amounts. We also issued shares of common stock to Dutchess Fund and May Davis Group, Inc., and to Dutchess Advisors, Ltd. (advisor to Dutchess Fund), and to the attorney for Dutchess Fund and DRH, for fees in connection with the Investment Agreement. Terms of these transactions are described below. Reference is made to the complete text of the Investment Agreement , which has been filed as an exhibit to the registration statement which includes this prospectus.

     INVESTMENT AGREEMENT. We have signed an Investment Agreement with Dutchess Private Equities Fund L.P. ("Dutchess Fund," a Delaware limited partnership), and DRH Investment Company, LLC ("DRH"), who have committed to buy from us up to a total of $8,000,000 in shares of common stock, when and as requested by us, until the third anniversary of this prospectus, 50% by Dutchess Fund and 50% by DRH.

     Our ability to sell stock to Dutchess Fund and DRH will depend on market price and trading volume for our stock. See the risk factor captioned "We may not be able to raise enough capital from the Investment Agreement to meet our liquidity needs." If market prices as of prospectus date continue at the
September 2001 levels (less than $1.00 bid) or decline, we will need more authorized capital than the current 15,000,000 shares of common stock to take full advantage of the Investment Agreement (assuming trading volume is sufficient, see below). The Investment Agreement allows us to increase authorized capital for this purpose, and we intend to ask our shareholders to approve an increase later in 2001.

     Dutchess Fund, and DRH, separately, cannot be required to purchase stock from the company which, when added to stock of the company which either of them owns beneficially, exceeds 4.99% of the issued and outstanding stock of the company on the date of our "put" (see below).

     In addition to the foregoing overall limit which applies to Dutchess Fund and DRH, the amount of stock we can require Dutchess Fund and DRH to purchase at any time is limited:

     O There must be 13 stock market trading days between any two of our "puts" (requests for purchase delivered to Dutchess Fund and DRH), although one or more closings of sale of part of the shares may occur every five trading days within the 13 trading days (the closing date for each put is 13 trading days after put notice). We will deposit stock certificates with First Union National Bank, Morristown, New Jersey (the "escrow agent"), and Dutchess Fund and DRH will deposit funds with the escrow agent sufficient to buy our stock.

     O We shall be entitled to request that dollar amount of stock that is equal to 175% of the average daily volume of our common stock over the 40 trading days prior to our put notice multiplied by the purchase price (93% of the lowest closing bid price during that 40 days), but never more than $1 million. This is how the maximum "put amount" is determined under the Investment Agreement. The actual number of shares we issue for each put delivered to Dutchess Fund and DRH will have a total or aggregate purchase price equal to the lesser of (1) the put amount, and (2) 15% of the aggregate trading volume in the 10 trading days, multiplied by the average of the lowest closing bid prices during the first five and the last five trading days, respectively, in the 10 trading day pricing period.

     Closing of each sale of stock to Dutchess Fund and DRH will be subject only to standard closing conditions (for examples, that this prospectus is current, that we are not insolvent, and that we continue to be listed for trading on the Over-the-Counter Bulletin Board). Subject only to meeting the standard closing conditions, Dutchess Fund and DRH must purchase the stock. We will receive net sale proceeds (see below) not later than the thirteenth trading day after the date of our put notice.

     The issuance of shares of common stock to Dutchess Fund and DRH under the Investment Agreement will be exempt from registration with the Securities and Exchange Commission under section 5 of the 1933 Act, pursuant to section 4(2) of the 1933 Act; the resale of such shares by Dutchess Fund and DRH is registered with the Securities and Exchange Commission under section 5 by this registration statement. We have agreed not to file any other registration statements for the public sale of our securities for 90 days from the effective date of this registration statement, with certain limited exceptions. We have also agreed to use our best efforts to have our officers, directors and any other persons affiliated with the company refrain from selling shares during each 10 trading day pricing period.

     The Investment Agreement contains mutual indemnities against loss, costs and expenses arising out of misrepresentations, breach of warranties and covenants, or other actions or inactions by us or by Dutchess Fund and DRH. Insofar as such indemnification might be sought for loss, costs and expenses arising from violations of the 1933 Act, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and therefore is not enforceable.

     Pursuant to the Investment Agreement, each time we sell stock to Dutchess Fund and DRH, we will pay May Davis Group, Inc. ("May Davis"), a securities broker-dealer and member of the National Association of Securities Dealers, Inc. cash in the amount of 3.5% of the funds purchased in each transaction by Dutchess Fund and DRH. See "Selling Shareholders" below. An additional 3.5% of the funds purchased in each such transaction will be paid to Dutchess Advisors, see "- Compensation" below.

     REGISTRATION RIGHTS AGREEMENT. We have agreed to file with the Securities and Exchange Commission, see to effectiveness with that agency, and keep current the registration statement (of which this prospectus is part) for resale of the shares sold to Dutchess Fund and DRH under the Investment Agreement, for so long as Dutchess Fund or DRH hold any shares so purchased. The number of shares available under the initial registration statement is insufficient to cover all the stock which may be issued to Dutchess Fund and DRH at current market prices and volumes. Therefore, we will use our best efforts to have our shareholders approve an increase in authorized common stock and cause an amendment or new registration statement containing additional shares (an additional 16,000,000 shares) to be filed with the Commission and declared effective by it.

     Our agreements as to registration rights are only with Dutchess Fund and DRH, and Dutchess Advisors and the attorney for Dutchess Fund and DRH.

     COMPENSATION. We will sell shares to Dutchess Fund and DRH at a 7% discount from the market price (see above). We will pay Dutchess Advisors, Ltd., an affiliate and advisor of Dutchess Fund, an amount of cash equal to 3.5% of the dollar amount of shares we sell to Dutchess Fund and DRH, when each put is closed (see above). In addition, we have issued 227,272 shares of common stock to Dutchess Advisors, Ltd. (for its advisory services to Dutchess), and have issued an additional 75,757 shares to Dutchess Fund, as fees to induce Dutchess Fund to enter into the Investment Agreement. We will pay May Davis Group, Inc. an amount of cash equal to 3.5% of the dollar amount of shares we sell to Dutchess Fund and DRH when each put is closed (see above). We also issued 303,030 shares to May Davis Group, Inc., a securities broker-dealer firm, as a placement fee for the execution of the Investment Agreement.

     All of the foregoing shares were issued based on the value (agreed to by the company and the parties pursuant to the Investment Agreement) of such fees in the amounts of $50,000 by Dutchess Fund, $200,000 by May Davis Group, Inc., and $150,000 by Dutchess Advisors (total $400,000), divided by the $0.66 closing bid price of the company's stock when the Investment Agreement was signed (October 4, 2001).

     An additional 37,000 shares were issued to Joseph B. LaRocco, for services valued at $12,500 ($0.33 per share) provided by him as attorney for Dutchess Fund and DRH in connection with the Investment Agreement.

     All of these shares (606,059 total) were issued as restricted securities under section 4(2) of the 1933 Act, and are registered for resale by this prospectus and the registration statement of which this prospectus is a part.

     PUBLIC RELATIONS AGREEMENT. As of September 15, 2001 the company signed an agreement with National Financial Communications Corp. ("NFC"), based in Needham, Massachusetts, for NFC to provide public relations and communications services to the company for a period of 12 months. NFC's objective is to increase awareness of the company among potential investors through traditional mail channels and media interviews with officers of the company. The cost of NFC's services is $5,000 per month if paid in cash ($6,000 per month if paid in stock), plus reimbursement of third party expenses. The term of the agreement is 12 months, but can be terminated by either party on 10 days notice after December 15, 2001. The agreement is automatically extended for three months if not terminated by the company prior to end of the 12 month term.

     We have paid the first month's service with NFC with $5,000 cash, and have issued 200,000 shares of stock for services over the balance of the agreement term. The stock was valued at $0.875 per share (the average of bid and ask prices as of October 19, 2001). These shares were issued as restricted securities under section 4(2) of the 1933 Act, and are registered for resale by this prospectus and the registration statement of which this prospectus is a part. Profits (if any) realized by NFC from sales of the stock each month in excess of the monthly base service fee plus reimbursable expenses will be credited to the company's account for the following month. These shares are to pay for NFC services and expenses; if proceeds from sale of a portion of these shares exceeds the agreement's base fees plus expenses, the remaining shares are to be returned to the company and cancelled.

     Also, we have issued options to NFC to purchase 200,000 shares of common stock at an exercise price of $1.00 per share. The options now are exercisable and expire September 15, 2004. One-half of the profits realized by NFC from selling shares purchase on option exercise will be credited to the company's monthly account to the extent needed to pay base service fees and expenses, and additional options will be issued to NFC with an exercise price equal to our then current market price.

     Issuance by the company of shares of common stock upon exercise of the options by NFC, and resale of the shares so purchased, both are covered by this prospectus and the registration statement of which this prospectus is a part.

                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus before investing.

RISK FACTORS INVOLVING THE COMPANY

     WE ARE A MINING COMPANY IN THE EXPLORATION STATE, HAVE NO RESERVES, HAVE NEVER MADE A PROFIT, AND MAY NEVER BECOME PROFITABLE. For the six months ended June 30, 2001, the company recorded a net loss of $331,100 from continuing operations, and had an accumulated stockholders' deficit of $2,968,500 at that date. The company is a mining company in the exploration stage. If we can raise the capital to build a production plant, we will build it and start production without knowing if our properties contain ore reserves (known economic deposits of mineralized resources) to justify the expenditures. We have not had conducted (and do not intend to have conducted) any independent study to determine if the production plant will make money. We will not drill, sample and systematically test the Pisgah property to delineate ore reserves.

     WE ARE SUBJECT TO CERTAIN KINDS OF RISK WHICH ARE UNIQUE TO THE MINERALS BUSINESS. The exploration for and production of minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality. Also, the mere discovery of promising mineralization may not warrant mining, because the minerals may be difficult or impossible to extract (process) on a profitable basis.

     Profitability of any mining and processing we may conduct will involve a number of factors, including, but not limited to: the ability to obtain all required permits; costs of bringing the property into production, including the construction of adequate production facilities; the availability and costs of financing; keeping ongoing costs of production at economic levels; and market prices for the metals to be produced above costs of production. We can't assure you that any of our properties, or properties we might acquire in the future, contain (or will contain) commercially minable mineral deposits that will be profitable to operate.

     WE MAY ENCOUNTER DIFFICULTY IN OBTAINING FUTURE OPERATING PERMITS. Presently, we believe no permits (other than routine building permits) are required to build and operate a precious metals production plant on our land in Nye County, Nevada. However, it is possible that regulatory agencies may require construction of expensive features (such as containment ponds and other emergency facilities) and installation of costly equipment (air scrubbers to trap chemical fumes). We might not have the necessary funds to comply; if we were able to comply, costs might increase and reduce or eliminate expected profit margins.

     IF WE LOST THE SERVICE OF OUR PRESIDENT, THE COMPANY WOULD SUFFER. Ronald Sloan is the only full time officer of the company. He has business experience, but he has no experience in running an operating mining company. The company has relied and will continue to rely on consultants with mining and processing experience. We don't have an employment agreement with Mr. Sloan (he serves at the will of the board of directors). If we lost his services, our business prospects would be impaired.

     WE MAY NOT BE SUCCESSFUL IN RAISING THE CAPITAL NECESSARY TO BUILD AND OPERATE THE COMMERCIAL SCALE PRODUCTION PLANT. We will need approximately $1,000,000 to design, build and start operating a large commercial scale production plant (processing 104 tons of volcanic cinder material per day) planned for late

2002, provided operations at the very small scale plant justify the larger facility. More than $1,000,000 could be needed for the larger plant to modify its design or install more equipment to improve yield. The net proceeds from selling stock to DRH and Dutchess Fund will be used in part for the larger plant design and construction process, but we may sell enough stock to fund complete construction. We have no alternative arrangements in place to raise the funds we will need if we don't sell enough stock to Dutchess Fund and DRH under the Investment Agreement. See the risk factor below concerning the Investment Agreement.

     TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. If we can't raise enough capital to execute our business strategy (build the small scale and commercial scale production plants) from the Investment Agreement, or if we do have the funds to build the larger plant but decide to modify or enlarge it, we may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than you as holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering.

RISK FACTORS INVOLVING THIS OFFERING.

     SELLING STOCK TO DUTCHESS FUND AND DRH MAY SUBSTANTIALLY DILUTE THE INTERESTS OF THE OTHER STOCKHOLDERS. Under the Investment Agreement, we will be selling shares of common stock to Dutchess Fund and DRH at prices which are 93% of the bid price in the market. The exercise of our put rights under the Investment Agreement therefore may result in substantial dilution to the interests of the other holders of our common stock.

     SELLING STOCK TO DUTCHESS FUND AND DRH COULD REDUCE OUR MARKET PRICE AND ENCOURAGE SHORT SALES. If and to the extent Dutchess Fund and DRH resell shares of our common stock bought under the Investment Agreement, our stock market price may decrease due to the additional shares coming into the market. If the price of our common stock decreases, and if we decide to sell more shares to Dutchess Fund and DRH, we would be issuing more shares for any given amount invested by such parties. This could encourage short sales, which would place further downward pressure on the market price.

     MARKET OVERHANG. Approximately 4,100,000 shares of the total 10,056,738 shares issued and outstanding are restricted under rule 144 under the 1933 Act from immediate resale to the public stock market. This number does not include the outstanding shares registered for resale with this prospectus. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of
(a) 1% of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not our affiliate sells is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us. In that event, "restricted securities" would be eligible for sale to the public at an earlier date. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

     In addition, this prospectus covers the resale of 606,059 shares of common stock issued to Dutchess Fund, May Davis Group, Inc., Dutchess Advisors, Ltd. and Joseph B. LaRocco, 200,000 shares of common stock issued to NFC, and 200,000 shares of common stock which may be purchased by NFC upon exercise of options held by NFC. Sale of such shares could further adversely impact our market price.

     WE MAY NOT BE ABLE TO RAISE ENOUGH CAPITAL FROM THE INVESTMENT AGREEMENT TO MEET OUR LIQUIDITY NEEDS. The future market price and volume of trading of our common stock limits the rate at which we can obtain funding from Dutchess Fund and DRH under the Investment Agreement. Further, we might be unable to satisfy the conditions in that agreement which would result in our inability to sell stock on a timely basis, or at all. If the price of our common stock and/or trading volume do not increase significantly from recent levels, we will be unable to obtain sufficient funds to meet our liquidity needs. During the three months ended July 31, 2001 a total of 481,655 shares were traded, of which 221,560 were traded in June 2001. These volumes and prices (then approximately $1.00 or less bid price) would have to increase significantly in future months to entitle us to require Dutchess Fund and DRH to buy enough shares to result in the amounts of capital the company will need to build a production plant.

     PERSONS AND ENTITIES MAY SELL STOCK COVERED BY THIS PROSPECTUS AT ANY TIME, WHICH COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE. Such sales will not be limited by rule 144. Therefore, even if the market price and volume increases, subsequent sales by such persons and entities could result in a decreasing price for our common stock. See "Plan of Distribution".

     WE HAVE NOT PAID DIVIDENDS AND DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE. A purchaser of our stock from sales covered by this prospectus, or from the open market, will only realize a gain on investment from appreciation, if any, in the market price for our stock.

     BECAUSE THE COMPANY'S COMMON SHARES ARE "PENNY STOCK" CERTAIN RULES MAY IMPEDE THE DEVELOPMENT OF INCREASED TRADING ACTIVITY AND COULD AFFECT THE LIQUIDITY FOR STOCKHOLDERS. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities now are subject to the "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing rules will not apply to our securities if our securities maintain a market price of $5.00 or greater. The price of our securities may not reach or maintain that level.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The stock is traded on the Nasdaq Over-the-Counter Bulletin Board ("CCRE").

     The following shows in United States dollars the high and low bid quotation for the shares for the last two years and the first two quarters of 2001. Quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and do not necessarily represent actual transactions.

     1999                         Low                      High
     ----                         ---                      ----
     First Quarter                $0.375                   $0.812
     Second Quarter               $0.406                   $1.875
     Third Quarter                $0.75                    $4.125
     Fourth Quarter               $0.906                   $1.75

     2000
     First Quarter                $0.875                   $5.00
     Second Quarter               $2.125                   $5.125
     Third Quarter                $1.50                    $3.312
     Fourth Quarter               $1.031                   $2.75

     2001
     First Quarter                $1.218                   $1.75
     Second Quarter               $1.156                   $1.813
     Third Quarter                $0.77                    $1.563

     The company has approximately 220 shareholders of record. The stock transfer agent is Pacific Stock Transfer Company, 5844 South Pecos Road, Suite G, Las Vegas, Nevada 80120.

     The company has never paid any dividends. There are no legal restrictions which limit our ability to pay dividends. Based on the present financial situation, it is unlikely we will pay dividends in the near future.

                                 USE OF PROCEEDS

     We may receive up to $8,000,000 from selling shares to Dutchess Fund and DRH under the Investment Agreement; we will not receive any proceeds from their sales of the shares purchased. We intend to use initial proceeds for working capital and other general corporate purposes, and to build a small scale production plant to process volcanic cinder material from our Pisgah, California property. Plans and budget have not been prepared for the small scale production plant, but we estimate total startup production costs to be from $50,000 to $75,000 (capital costs of $35,000 to $45,000 to set up a small scale plant with 3 tons per day processing capacity, and operate the plant for six months without revenues from production ). General and administrative expense and debt service will be from $80,000 to $108,000 for the approximately 12 months after date of this prospectus (to November 30, 2002). Debt service includes only the cash we will have to pay to the two lenders who hold security interests in the Pisgah property, and assumes the second lender exercises an option granted when we were late on an interest payment in 2001.

     Plans and budget have not been prepared for a larger commercial-scale production facility to process 104 tons of material per day, however, it is estimated that engineering, capital and startup costs would be in the range of $1,000,000.

     Presently we are building very small production facility to process material in 100 pound batches. If production results from this facility are promising, we may move directly to the larger commercial-scale production facility, without building a small scale (3 tons per day) plant.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read together with the financial statements included in this prospectus.

     We hold interests in four mineral properties in the southwestern United States. None of these properties has any proven or probable reserves and none of these properties is in production. All expenditures on all properties are expensed, not capitalized.

LIQUIDITY AND CAPITAL RESOURCES AT DECEMBER 31, 2000 COMPARED WITH DECEMBER 31, 1999, AND RESULTS OF OPERATIONS FOR THE TWO YEARS ENDED DECEMBER 31, 2000.

                                             Year ended December 31
                                        ------------------------------
                                          2000                 1999
                                        -----------         ----------

Sales                                   $   67,500          $    3,700

Costs of goods sold                          ---                 ---

Gross Profit                            $   67,500          $    3,700

Net income (loss)                       $ (917,500)         $ (322,100)

     The only income during 2000 was the $22,500 minimum annual royalty received from the Twin Mountain Rock Venture. It received the same royalty payment during 1998 and 1999. All these payments were recognized as income received during 2000 (see Note 11 to the audited financial statements.) The company has assigned those royalty payments to lenders who are paid directly by Twin Mountain.

     The following table summarizes working capital and total assets.

                                            Year ended December 31
                                        -------------------------------
                                           2000                1999
                                        -----------         -----------

Working capital                         $   487,600         $   65,700

Total Assets                            $ 1,324,100         $  888,500

     We sustained a loss from continuing operations of $917,500 for 2000 compared to a loss from continuing operations of $612,800 for 1999. The increase in the loss was substantially accounted for by the following items: an increase in mine exploration costs to $534,700 for 2000 from $152,200 in 1999; the issuance of 200,000 shares of common stock valued at $1.50 per share resulting in a $300,000 charge to mine exploration costs; an increase in consulting, processing, testing, extracting and assaying expenditures to approximately $225,000 in 2000 from approximately $125,700 in 1999; accounting and legal expenses  increased  from  $45,600  to  $59,300  largely  as a result of being a reporting company and attempting to collect for judgment; travel and entertainment expenses, including automobile expenses and business travel, increased from $29,100 to $65,300 as a result of increased travel, the lease of an additional vehicle, more people traveling and an increase in overall activities; and insurance expenses increased from $18,300 to $54,800 as a result of increased insurance coverage. Office rent increased from $16,000 to $33,900 because we leased a residence in Las Vegas which now serves as the principal office and provides accommodations for visiting officers and directors other persons with whom we transact business. The company continues to rent its prior office. Office expense increased to $41,600 from $9,500 as a result of increased activity.

     Unless we can establish the economic viability of the mining properties, we will continuing writing off its expenses of exploration and testing of its properties. Therefore, losses will continue unless we locate and delineate reserves. If that occurs, we may capitalize certain of those expenses.

     During 2000 the company sold 919,009 shares of its common stock for cash proceeds of approxi- mately $649,000 to obtain financing for continued operations. We also borrowed $300,000 from a corporate lender at 16% interest, secured by a second mortgage on its Pisgah Volcanic Cinders Property. In addition Ronald D. Sloan, the president, loaned the company $99,900 on an unsecured basis.

     We have no material commitments for capital expenditures.

LIQUIDITY AND CAPITAL RESOURCES AT JUNE 30, 2001 AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2001 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2000

     As of June 30, 2001, working capital was $154,600, compared to $308,900 at March 31, 2001. During the quarter ended June 30, 2001, we did not make an interest payment of $24,000 to the lender which loaned us $300,000 in November, 2000, and which holds a second deed of trust on its Pisgah Property. We also did not make the final principal payment of $10,000 due on July 31, 2001 to a different lender which holds the first deed of trust on the Pisgah property. Subsequent to June 30, 2001 arrangements were made with the two lenders to avoid default. See "Business - Properties - Pisgah Property" above.

     We had no operating income or cash flow from mineral operations for the three months ended June 30, 2001 other than the sale of a small amount of gold produced and sold for $137 from lab tests and royalty revenue of $22,500 which was pledged and paid direct to the lender holding the first deed of trust. There was no revenue during the three months ended June 30, 2000. The company sustained a loss from operations of $134,100 for the three month period ended June 30, 2001, compared to a loss of $148,100 for the three period ended June 30, 2000. The decreased loss reflect an increase of approximately $8,000 in operating expenses as a result of the expanded testing program, as well as royalty revenue of $22,500, which was paid directly to the lender holding the first deed of trust.

     During the three month period ended June 30, 2001, mine exploration costs decreased to $21,100 from $50,900 for the three month period ended June 30, 2000 and consulting costs increased from $14,800 to $57,100. The decrease in mine exploration and the increase in consulting costs is accounted for by the focus on an accelerated testing program on the volcanic cinders, compensation paid to an officer, consulting fees, and assay expenses associated with the testing program. Travel and entertainment costs decreased to $18,100 from $18,800. Office expense increased from $10,500 to $12,400 as a result of increased activity. Insurance costs decreased from $14,500 to $12,400. Accounting and legal expenses decreased to $5,000 from $6,100. Advertising and promotion decreased from $6,200 to $2,100 and lease expense (equipment rental) decreased from $6,700 to $2,800.

     The company has no material commitments for capital expenditures.

     As a result of the expanded and accelerated program for testing its volcanic cinders material during the quarter ended June 30, 2001, and continuing thereafter, the company has expended its funds faster than anticipated. The high level of testing will continue so long as warranted, we may build a production facility on a small scale to produce precious metals from its volcanic cinders material. Additional funds will be required for these purposes and pay for general and administrative overhead. In August, 2001 the company sold 30,000 shares of its common stock (restricted under Rule 144) to a citizen and resident of Canada for $.75 per share for proceeds of $22,500. In October 2001 the company sold another 52,888 restricted shares of common stock for $38,416 (prices were from $0.50 to $1.50 per share, depending on market price).

PLAN OF OPERATIONS

     Over the 12 months ending November 30, 2002, the company expects to depend on sales of stock to Dutchess Fund and DRH to pay general and administrative expenses, property holding costs, and construction of a very small scale production plant for processing material from the Pisgah, California property. The total funds required will be from $130,000 to $183,000 for this period of time. If additional funds are available within this period of 12 months, in the amount of approximately $400,000 (out of total stock sale proceeds of $530,000 to $583,000), we will start the process of designing and building a larger commercial scale production plant (total budget would be approximately $1,000,000 for this objective). Total number of employees and consultants would increase to approximately eight when the small scale plant is operational, and up to 25 when the larger scale plant is running.

     Presently and before sale of any stock to Dutchess Fund and DRH, we have less than $70,000 cash available to sustain operations. If and when proceeds are realized from sale of stock to Dutchess Fund and DRH, equipment purchases are anticipated, first for the small scale production plan, and thereafter for the larger scale production plant.

     We have discussed possible funding alternatives with other mining companies but have no plans in place to fund the company if sufficient shares cannot be sold to Dutchess Fund and DRH to execute the 12 month business plan.

                                    BUSINESS

     CORPORATE BACKGROUND. Can-Cal Resources, Ltd. is a Nevada corporation incorporated on March 22, 1995 under the name of British Pubs USA, Inc. as a wholly owned subsidiary of 305856 B.C., Ltd. dba N.W. Electric Carriage Company ("NWE"), a British Columbia, Canada company ("NWE"). On April 12, 1995, NWE exchanged shares of British Pubs USA, Inc. for shares of NWE held by its existing shareholders, on a share for share basis. NWE changed its name to Can-Cal Resources, Ltd. on July 2, 1996.

     BUSINESS ACTIVITIES. The company is a mining company in the exploration stage. Since 1996, we have examined various mineral properties prospective for precious metals and minerals and acquired those deemed promising. We own, lease or have an interest in four mineral properties in the southwestern United States (Nevada, California and Arizona). All these properties are "grass roots" because they are not known to contain any proven reserves of precious metals or minerals. None of these properties have any proven or probable reserves and none of these properties is in production, although we did sell a small amount of gold we extracted in our analysis program on material taken from the Pisgah property in the second quarter of 2001. We also sold 16.8 ounces of gold we produced from minerals which had been partially processed which we bought from a third party (the minerals did not originate from our properties).

     We have performed more than 1000 "in-house" assays on mineral samples from our properties. An assay is a test performed on a sample of minerals to determine the quantity of one or more elements contained in the sample. The in-house work has been conducted with our equipment by persons with whom we have contracted, who are experienced in performing assays, but are not independent of us. From time to time, we also send samples of materials from which we have obtained the most promising results to outside independent assayers to confirm in-house results.

     We have done an extensive amount of preliminary testing and assaying on the Owl Canyon property in Arizona, in which we hold a 50% ownership interest in through the S&S Joint Venture. Results indicate the presence of precious metals in material located on the Owl Canyon property; presently we have suspended testing there to evaluate the Pisgah property.

     During 2000 and continuing to date, we have focused efforts on the "volcanic cinders" property located on patented mining claims we own at Pisgah, California. We have run an analysis program to determine if the material contains precious metals and whether a production plant to process this material would be commercially viable. Our analysis program indicates the existence of precious metals in material taken from the Pisgah property. We intend to build a production plant on a small scale to begin processing the volcanic cinder material (3 tons per day) from the Pisgah property; the plant would be located in Nye County, Nevada. Substantial amounts of additional testing and drilling would be necessary to determine whether the Pisgah property contains sufficient amounts of precious metals to constitute "reserves," and whether any such reserves are capable of economic production. We have elected to begin production without the benefit of a feasibility or "reserves" study. See "Risk Factors." If funds are available, a larger plant (104 tons per day) would be built in the third and fourth quarters of 2002.

     Presently we are building very small production facility to process material in 100 pound batches. If production results from this facility are promising, we may move directly to the larger commercial-scale production facility (104 tons per day), without building a small scale (3 tons per day) plant.

     Further geologic and exploration work at the Cerbat and Limestone properties has not been initiated and the company does not intend to conduct further exploration on those properties in the near future, however, the company intends to keep these properties.

PROPERTIES

     We own or have interests in four properties, one which is owned (patented mining claims on the volcanic cinders property at Pisgah, California), one which is leased with an option to purchase (the Cerbat property in Mohave County, Arizona), and two properties which are unpatented mining claims leased from the United States Bureau of Land Management, the "BLM" (the Owl Canyon property, southwest of Lucerne Valley, Arizona and the Limestone property in Arizona).

     Unpatented claims are located upon federal public land pursuant to procedure established by the General Mining Law. Each placer claim covers 160 acres; a placer claim covers the placer material located inside the surface boundaries of the placer claim and on or beneath the surface within the boundaries. Each lode claim covers 20 acres; a lode claim covers the minerals located inside the lode mining claim boundaries and on or beneath the surface within the boundaries and also the extensions of veins of minerals which extend down and outside the lode claim boundaries. The company is obligated to pay a holding fee or spend $100.00 in work per claim each year in order to maintain the claims. Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include posting thereon of a location notice, marking the boundaries of the claim with monuments, and filing a certificate of location with the county in which the claim is located and with the BLM. If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also annually pay certain rental fees to the federal government (currently $100 per claim) and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filings may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during times of falling metal prices, claims which were valid when located could become invalid if challenged. Disputes can also arise with adjoining property owners for encroachment.

     PISGAH, CALIFORNIA PROPERTY.

     GENERAL, TESTING. In 1997 we acquired fee title to a "volcanic cinders" property at Pisgah, San Bernardino County, California. The cinders material resulted from a geologically recent volcanic eruption (see geology discussion below).

     The property is comprised of approximately 120 acres, with a very large hill of volcanic cinders, accessible by road from Interstate 40. An independent survey service hired by the company reported that there are approximately
13,500,000 tons of volcanic cinders above the surface. The company has not verified any tonnage existing below the surface. Approximately 3,500,000 tons of the cinders have been screened and stockpiled, the result of prior operations by Burlington Northern Railroad Co. which processed the cinders from the hill for railroad track ballast, taking all cinders above about one inch diameter and leaving the rest on the ground surface within one-quarter mile of the hill. The remaining material in the hill, and the material left over from Burlington's operations, can easily be removed by front loaders and loaded into dump trucks for hauling.

     The company owns equipment which was acquired with the property, and is located on the property: a ball mill for crushing cinders, truck loading pads, two buildings, large storage tanks, conveyors to load trucks, ore silos and screening equipment.

     We have run an analysis program on the stockpiled material for gold, silver, and platinum group metals using generally accepted assaying procedures. Samples were removed from 5 separate zones on the surface (down to approximately 3 feet) of the stockpiled cinder hill and subjected to in-house testing and assay using several standard metallurgical procedures. Beginning in early 2001, we have been testing the material by "oxy-leach," which requires dissolving the material in different mixes of standard industrial chemicals, then filtering the liquids into powder residue and performing assay tests on the residue. Results have varied, but the most promising results used longer leach times. The results indicate the presence of significant amounts of precious metals (gold, platinum group metals) in the samples tested. Sample size in each of the tests summarized below has consisted of one liter volumes of liquid material, out of 25 liters derived from separate 25 pound and/or 3 liters from separate one pound batches of raw (head ore) material. Test results in July and August, 2001 were confirmed by independent assayers.

     We have contracted detailed mineralogical study of precious metal-bearing minerals and their associations in the volcanic cinders. These studies, conducted at the Universite Libre de Bruxelles and the Colorado School of Mines, used microscopical methods to document and identify and confirm the presence of minerals and native metal grains and alloys of gold, silver, platinum and palladium in the material. The studies confirmed the existence of precious metal minerals in the material, and helped us modify extraction methods which we will be implementing in the production plants to be constructed in the future (see "Use of Proceeds").

     We have conducted or had others conduct extractive processes to determine how best to process the cinder material.

     (a) Smelting of varying weights of "head ore" material at various temperatures in a variety of furnace-types using a variety of different materials melted with the head ore material (the other materials help collect and concentrate the precious metal).

     (b) Various acid digestion precious metal extractions of "head ore" material. Filtration of resultant "pregnant" precious metal bearing solutions with subsequent "dropping" of contained precious metals from these solutions using methods such as solvent extraction, electrowinning and wet chemical methods.

     (c) Various precious metal chemical-leaching extractions of "head ore" material. Filtration of the resultant "pregnant" precious metal-bearing solutions with subsequent "dropping" of the contained precious metals. Currently, this approach is yielding the best results, see below.

     The precious metal-bearing products yielded by the processes were subsequently sent to refineries and to certified analytical laboratories for testing to determine the precious metal content. Extractive testing results obtained to date from the independent laboratories show that we have "in-house" repeatedly extracted precious metals including gold, silver and PGMs (platinum group metals, here referring to platinum and palladium) using "laboratory bench-top" sample weights of the material.

     Results of tests using chemical-leaching extraction in July and August 2001 follow. The results do not represent uniform content or grade of metals contained mineralized material located on the Pisgah property, and are insufficient to establish any kind of ore reserves or commercially minable deposits. Tests have been run only on stockpiled material; no tests have been run on material located in the original hill deposit. The "metal percentage" column shows the percentage (out of the total "weight of metal recovered") of precious metals identified in the recovery. For example, the first test yielded
10.6 mg of metal (4.7% of the sample weight), containing 0.8798 mg of gold (8.3% of total metal recovered).

     All samples from a composite of material kept at the laboratory; the composite had been removed from five different locations on the surface (down to about five feet) of the stockpiled material. The material (head ore) was not processed, concentrated or otherwise treated prior to testing.


                            SAMPLE       WEITHT OF     PRECIOUS
 TEST         SAMPLE        WEIGHT         METAL        METALS        METAL
 DATE         NUMBER     OF HEAD ORE     RECOVERED     CONTENT     PERCENTAGE

7.18.2001      9007          227g         10.6mg         Gold           8.3%
                                                        PGM'S          5.89%
7.20.2001      9008          227g         15.5mg         Gold           6.9%
                                                        PGM'S          17.0%
7.23.2001      9015          227g         35.8mg         Gold          31.0%
                                                        PGM'S         23.33%
8.01.2001      9024          454g         22.3mg         Gold           5.8%
                                                        PGM'S         21.15%
8.01.2001      9025          454g         14.5mg         Gold          11.0%
                                                        PGM'S         16.13%
8.01.2001      9026          454g         16.4mg         Gold           6.5%
                                                        PGM'S          32.2%

     On October 9, 2001, market prices for gold, platinum and palladium were approximately $290.00, $427.00 and $339.00. Platinum and palladium were the predominant platinum group metals recovered in the tests.

     A production plant would incorporate closed circuits to first, leach the material (dissolve out metals with industrial chemicals) to yield a pregnant solution (in which the metals and other materials are suspended); second, add precipitating chemicals to cause the metals to separate out from the pregnant solution; then third, run the pregnant solution through a separate circuit and there add solvents to extract each specific metal; and fourth, run each batch of pregnant solution with its own solvent through a last circuit to separate the metal from its solvent.

     Cinder material for processing will be hauled from Pisgah, California to Nye County (approximately five hour drive) by a contract trucking company.

     PISGAH PROPERTY MINING LEASE. To generate working capital, as of May 1, 1998 we signed a Mining Lease Agreement for the Pisgah property with Twin Mountain Rock Venture, a California general partnership ("Twin Mountain," an indirect subsidiary of Peter Kiewit & Sons, Inc., Omaha, Nebraska). The
Agreement is for an initial term of 10 years, with an option to renew for an additional ten year term. Twin Mountain has the right to take 600,000 tons of volcanic cinders during the initial term, and 600,000 more tons during the additional term, which Twin Mountain will process and sell primarily as decorative rock. The material will be removed from the original cinder deposit, not the stockpiled material.

     The agreement provides Twin Mountain will pay minimum annual royalty payments of $22,500 for the initial term and $27,500 per year for the additional term. Twin Mountain is also obligated to pay us a monthly production royalty for all material removed from the premises: The greater of 5% of gross sales f.o.b. Pisgah, or $.80 per ton for material used for block material; plus 10% of gross sales f.o.b. Pisgah for all other material. Against these payments, Twin Mountain will be credited for minimum royalty payments previously made.

     Twin Mountain is current in payments, which are pledged to service company debt (see below). Twin Mountain has not yet removed any material from the property and has indicated that it is unlikely it will do so until about 2003. Twin Mountain does not have the right to remove or extract any precious metals from the property; it does have the right to remove cinder material which could contain precious metals, but it cannot process the materials for precious metals either on or off site.

     Mining and reclamation permits, and an air quality permit have been issued by the California regulatory agencies in the names of both Twin Mountain and the company (we posted a cash bond in the amount of $1,379 (1% of the total bond amount) and Twin Mountain has posted the remainder of the bond).

     PISGAH PROPERTY - DEBT TRANSACTIONS. In 1998, we borrowed $77,500 from a private lender. The debt bears annual interest at 8% and is secured by our first deed of trust on the Pisgah property, plus our rights to payments under the Twin Mountain lease. The original maturity date has been extended to June 1, 2002, when the remaining $10,000 principal is due (extended from original maturity date of July 31, 2001). Principal and interest to date have been paid through direct payment of Twin Mountain royalty payments to the lender. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation."

     In 2000, the we borrowed $300,000 from a second private lender. The debt bears annual interest at 16% (payable semi-annually in May and November), is due November 23, 2005, and is secured by our second deed of trust and assignment of rents (second right to payments under the Twin Mountain lease). For additional consideration, the company granted the lender a five year option to purchase 300,000 restricted shares of common stock, at the lower of $0.65 per share or 50% of the lowest trading price during the month before exercise, payable in cash. The option was exercised in 2000 at $0.52 per share. As further consideration, also in 2000 we issued 45,000 restricted shares of common stock to a corporate affiliate of the lender as a loan placement fee.

     By subsequent agreement in 2001 with the second lender, the $24,000 interest payment due May 2001 was not paid but will be due when the November 2001 interest payment is due (total interest due will be $48,000). For this forbearance of interest due, we granted the lender an option through November
19, 2001 to purchase restricted shares in the amount of $24,000 plus 16% interest to exercise date, divided by 50% of the lowest stock price from November 23, 2000 through November 19, 2001. If the lender exercises this option the principal of the note shall be reduced by $24,000, no interest shall be due on the $24,000, and the amount of the interest payment due November 2001 will be $24,000.

     NYE COUNTY FACILITY. 20 acres of rural land are leased in Nye County, Nevada, approximately 95 miles north of Las Vegas, including a laboratory building, two mobile homes, assay furnaces, analytical equipment, leaching tanks, and extraction equipment. Lease payments are $1,000 per month for the lease term of 14 months (expires December 31, 2001); the purchase option is not finalized but is expected to be about $100,000. If purchase is not feasible at lease end, the lease would be renewed. It is expected that operating permits will be granted as necessary, as the proposed operation is similar in some respects to gold recovery plants elsewhere in Nye County. However, permitting delays could be encountered.

     OWL CANYON - S & S JOINT VENTURE

     In 1996, the company entered into a Joint Venture Agreement with the Schwarz family covering approximately 425 acres of unpatented placer and lode mining claims in the Silurian Hills of California, known as Owl Canyon. An unpatented placer claim is a claim located under the mining laws of the United States, under which the locator obtains a possessory right to remove and keep any contained minerals. The S & S Joint Venture has since increased its holdings to approximately 1,600 acres of placer claims, of which 740 acres are also covered by lode claims and five acres by a mill site claim. These claims are deemed to be prospective for precious metals and some base metals. The property is located approximately 23 miles northeast of Baker, California, accessible by 23 miles of paved and dirt road. The company and the Schwarz family each have a 50% interest in the venture which is operated by a management committee, comprised of our president and Ms. Robin Schwarz, a member of the Schwarz family and also an employee of the company. Pursuant to the Joint Venture Agreement, we are funding the venture's operations. Any income from the venture will first be paid to the company to repay funds advanced to the venture or spent on its account, with any additional income divided 50% to the company and 50% to the Schwarz family.

     As the acquisition price of its 50% interest in the S & S Joint Venture, the company issued 500,000 restricted shares of common stock to the Schwarz family. As of December 31, 2000, the company had a total investment of approximately $1,219,700 in the venture, however, the carrying value of this investment is $19,000 (see the financial statements).

     The venture owns equipment and facilities, all of which is used but operational: a refurbished 8-level screen classifier to separate various grades of ores; five concentrate tables to obtain concentrates from the "in- house" processed ore; a fire assay furnace and a smelting furnace; an impact mill for crushing rock; a conveyor feeding system, built for quantity, fed by a front end loader which was purchased in 1998 to move mineralized material from the lode mining claims; an additional screening system for processing of placer material; several platforms designed and constructed to access the furnaces and ore loading areas; two 400 lb. capacity furnaces (out of five total furnaces on the property); sediment tanks, with two additional 3,000 gallon tanks, run by pumps for recycling thousands of gallons of water used for concentrating shaker tables; plumbing and PVC installed underground to move water on and within the property; air compressors; several drill rigs; and rebuilt engines and new engines for the milling facility. A new generating power plant has also been added, and new roads have been constructed throughout the canyon to allow accessibility to the various deposits. Also, the venture spent approximately $32,000 to clean up all areas of the property to the BLM's satisfaction.

     GEOLOGY OF OWL CANYON.

     The general geology of the Silurian Hills is well represented within the Owl Canyon Mineral Property. In general, the property is dominated by an abundance of Precambrian and Paleozoic rocks.

     The Precambrian is comprised of an older and abundant group of foliated metasedimentary rock and gneiss and generally course-grained to porphyritic textured, variably colored, granite. The younger Precambrian rocks are marien clastic sedimentary rocks which may contain fine-grained clastics and carbonate rocks. This thick Precambrian section is known as the Pahrump Group or series. Distinctive members of the Pahrump Group have been traced in the 1960s from unmetamorphosed sedimentary rocks in the west to intensely metamorphosed equivalents in the east portions of the Silurian Hills. The older Precambrian gneissic-granite complex is in minor fault contact with the grey colored Pahrump Group.

     At the Owl Canyon Mineral Property the next most abundant group of rocks are the Paleozoic recrystallized carbonate rocks known locally in the Silurian Hills as the Riggs Formation. Massive beds of dolomite dominate the Riggs Formation, which is light buff or grey in color in contrast to the less abundant blue-grey to white limestone. These Riggs formation interbeds are unfossiliferous, estimated to be 2,500 feet thick and probably are late Paleozoic in age.

     It has been suggested by earlier geologists that the Riggs fault is a detachment fault, which separates the Paleozoic Riggs carbonate formation into upper plate rocks while the lower plate rocks are Precambrian Pahrump Group. The Riggs fault may be a thrust.

     In the Silurian Hills most mineralization is hosted in the Riggs fault upper plate rocks in a detachment terrain or above the thrust. However, high-angle faulting in a north-south direction or trend would appear to be of greater importance as hosts to mineral carrying solutions than the thrust or detachment of the Riggs fault within the Owl Canyon Mineral Property).

     Locally pinkish colored aplitic to porphyritic rock of granite to quartz monzonite intrudes older and younger Precambrian rocks and the Paleozoic Riggs rock types. These granite phases may be Cretaceous or Tertiary in age. Within the Owl Canyon Mineral Property these units are minor and of no importance to the mineralization distribution.

     Suspected Tertiary-aged volcanics of latite composition and volcanic sandstones and conglomerates are found in the northeast corner of the Silurian hills. At the Owl Canyon Mineral Property red sandstones and possibly lapilli tuffs of red to purple coloration are found exposed in washes north of Papa Hill in OCL #1 claim. Very locally in this area vesicular basalt float and minor outcrops are also found in place. Because Tertiary to Quaternary sand and gravel fans and Quaternary terrace gravels and alluvium overlie much of the area, the distribution and geologic setting of the volcanic tuffs and basalt is unknown.

     It may be suggested that extensional tectonics and Tertiary structural features are related to the geologically active Death Valley and Garlock fault zones. Earthquakes are common in the region with the latest being the Hector Mine fault and quake of the summer of 1999. A late Pliocene age has been assigned for the Riggs thrust. All of these regional and more local secondary structural features are believed to have influenced the volcanism, heat flow, and fluid flow responsible for the Silurian Hills rear surface epithermal spring activity. These features are prominently evident by multi-episodic events of brecciation and silicification at the Papa Hill discovery outcrop in the Silurian Hills.

     TESTING. We have performed in-house fire assays on material from the Owl Canyon property. We also have sent both samples and whole rocks taken from the surface of the property to independent laboratories. Of the most promising surface samples taken, Cone Geochemical, Inc. reported the following assay results:

     Sample ID               Location       Assay Results
     ---------               --------       -------------

     SQHO                    Owl Canyon     0.577 oz/ton gold/86 oz/ton silver

     SQ Rock 3               Owl Canyon     0.559 oz/ton gold/19.8 oz/ton silver

     SQH 0300                Owl Canyon     1.396 oz/ton gold/311 oz/ton silver

     SSQ Head Ore Screen     Owl Canyon     0.690 oz/ton gold/118 oz/ton silver

     In order to determine if those values continued below the surface, approximately 15 tons of material were removed to a depth of 3 to 4 feet to expose a continuation of one of the veins. Following that vein structure 8 feet, a sample was removed from a depth of approximately 3 to 4 feet, and the sample was again sent for an independent assay. The independent assay on that sample showed:

     8FTSOQ 11-24            Owl Canyon     1.351 oz/ton gold/66.5 oz/ton silver

     Four separate samples were fire assayed, showing these results:

     SAMPLE                  OZ/TON GOLD    OZ/TON SILVER

       W-1                      0.257          5.08
       W-2                      0.002          0.35
       W-3                      0.009          0.2
       W-4                      0.274          1.94

     Other samples have been independently assayed and showed results similar to the above.

     A detailed structural and geologic mapping survey has been completed on the property, indicating some zones in certain areas are suitable exploration targets. Currently, work on this property has been suspended while evaluation work at Pisgah, California continues.

     CERBAT PROPERTY

     On March 12, 1998, we signed a Lease and Purchase Option Agreement covering six patented mining claims in the Cerbat Mountains, Hualapai Mining District, Mojave County, Arizona. The patented claims cover approximately 120 acres. We paid $10,000 as the initial lease payment and are obligated to pay $1,500 per quarter as minimum advance royalties. The company has the option to purchase the property for $250,000, less payments already made. In the event of production before purchase, we will pay the lessor a production royalty of 5% of the gross returns received from the sale or other disposition of metals produced. No work has been performed on this property since 1999.

     The property contains several mine shafts of up to several hundred feet in length and tailing piles containing thousands of tons of tailings. The property has not produced since the late 1800's.

     LIMESTONE PROPERTY

     This property consists of 460 acres of lode claims on BLM property , prospective for use in cement, located 18 miles southeast of Lucerne Valley, California, off highway 247. The first 12 miles is paved surface and the next six miles is excellent dirt road. The deposit is contained in a very large hill, with the deposit rising from the ground level to several hundred and possibly a thousand feet up within the hill. There are dirt roads to the top of the property. The property was previously mined by a cement company which discontinued operations around 1981. There are other companies currently mining limestone deposits in the same general area. We have initiated discussions with companies engaged in the cement business with respect to the possible sale of the property, but to date no agreement has been reached.

                                   MANAGEMENT

     DIRECTORS AND OFFICERS

     Officers and directors of the company are listed below. Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

     NAME                 AGE     POSITION AND TENURE

     Ronald D. Sloan      60      President, Treasurer and a Director
                                  since May, 1996

     Brian John Wolfe     47      Secretary and a Director since May, 1996

     Barry E. Amies       56      Vice President and Director
                                  since October, 1998

     James Dacyszyn       69      Director since February, 1999

     No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position.

     RONALD DANIEL SLOAN. Mr. Sloan has been employed full time with the company since May 2, 1996. For the past 10 years, Mr. Sloan, through a number of companies, has been engaged in the automotive brokerage business, dealing with total loss vehicles for insurance companies. Since 1994, Mr. Sloan has owned Canadian Auto Market Trends Ltd., a Company engaged in that business. From approximately 1986 to 1996, he owned Knight Auto Recyclers Ltd., an automotive parts company which dismantled total loss vehicles and sold guaranteed parts to automotive dealers, collision repair shops and the retail public. From 1992 until 1996, Mr. Sloan worked at Truck City, Inc., which is engaged in the business of purchasing damaged trucks from insurance companies and dismantling the vehicles for the sale of parts. Until approximately 1990, Mr. Sloan was a director and secretary of Save-On Used Auto and Truck Parts Ltd., which was sold to unaffiliated persons.

     BRIAN JOHN WOLFE. Mr. Wolfe has, since 1987, owned Wolfe & Associates Appraisal Services, which appraises damages sustained by vehicles, recreation vehicles, motorcycles and equipment after an accident, for insurance companies throughout North America. Prior to 1987, Mr. Wolfe managed Collision Repair Shops in the Vancouver, B.C. area.

     BARRY E. AMIES. Mr. Amies has extensive experience in financing, insurance and mining. He started Baron Insurance Agency in 1968 and built it from a one-man operation to 45 employees, when he sold it in 1994. He also started Baron Financial, which was added to the insurance business to incorporate financial investments. Mr. Amies was the President of the Insurance Brokers of British Columbia, Director and Vice President of Insurance Brokers of Canada, President/Chairman for the Centre for the Study of Insurance Operations of Canada, and was Chairman of the Insurance Council of British Columbia, which is a regulatory body for brokers. In 1990, he was the Insurance Marketer of the Year for North America. Since 1980, Mr. Amies has been President of Zalmac Mines, Ltd., which has properties in Canada prospective for gold, silver, molybdenum, and other metals.

     JAMES DACYSZYN. Mr. Dacyszyn is a Canadian citizen who is semi-retired and is a member of the association of professional engineers, geologists and geophysicists of Alberta, Canada. Mr. Dacyszyn currently owns and operates several concrete transit mix plants and gravel operations in central Alberta, Canada. The companies are now being managed by his son, a professional engineer, and Mr. Dacyszyn is retained in a consulting capacity. Mr. Dacyszyn has extensive experience in materials engineering, including drill testing and engineering evaluation of fine grained soils, sands and gravels.

     EXECUTIVE COMPENSATION

     During 1999 and 2000 no officer or director received any compensation and no officer or director has any options or other rights to purchase any shares of the company. They are reimbursed for out of pocket expenses incurred on behalf of the company or miscellaneous expenses as a result of employment by the company or service as a director. Mr. Sloan, a resident of Vancouver, British Columbia, spends virtually all of his time on the company's business both in the United States and Canada. The company pays for the costs of maintaining an apartment in Las Vegas which Mr. Sloan uses and which other persons transacting business with the company use and which also serves as a company office. There are no director's fees.

     In the first quarter of 2001, the company started paying Mr. Sloan a salary of $60,000 per year. He does not have a written employment agreement.

     We do not have any stock option or similar plan or any annuity, pension, retirement incentive, deferred compensation or any arrangements whereby officers or directors have been paid or may receive compensation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information about beneficial ownership of our common stock as of the date of this prospectus by each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group. The ownership information is based on the Forms 3 and 4 filed by our officers and directors with the Securities and Exchange Commission as required by section 16(a) of the Securities and Exchange Act of 1934. Based on those Forms 3 and 4, the beneficial owners have sole voting and dispositive power with respect to their shares except as noted. Shares shown as owned by Mr. Amies include 54% of the shares held by a family partnership owned by his wife and adult children; the balance of shares (46%) are owned beneficially by the adult children. Shares shown as owned by Mr. Dacysyzn include shares held by a family company as to which he exercises beneficial ownership; the balance of shares in the family company are beneficially owned by an adult son.



                       NAME AND ADDRESS OF         AMOUNT AND NATURE OF
TITLE OF CLASS         BENEFICIAL OWNER            BENEFICIAL OWNER         PERCENT OF CLASS

Common stock, par      Ronald D. Sloan                  785,431                    7.8%
value $.001            4312-212 Street
                       Langley, B.C., Canada

Common stock, par      John Brian Wolf,                 785,431                    7.8%
value $.001            3157 Silverthrone Drive
                       Coquitlam, B.C. Canada

Common stock, par      Barry E. Amies                   155,535                    1.5%
value $.001            14198 Tamarack Drive
                       Vernon, B.C., Canada

Common stock, par      James Dacysyzn                   511,000                    5.1%
value $.001            #64, 9703-41 Avenue
                       Edmonton, B.C., Canada

Common stock, par      All Officers and Directors     2,237,297                   22.2%
value $.001            as a group


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     LOANS BY OFFICERS

     Mr. Sloan has loaned the company $110,500 to finance operations. The loan is unsecured, due on demand, and bears interest at 1% over prime.

     PURCHASE OF STOCK

     From time to time we have sold stock to directors or their affiliates, to raise operating capital. These transactions were not negotiated at arms-length. Prices were determined by the board of directors based on market prices at which the stock then was trading, less a discount for rule 144 investment restrictions.

     Mr. Amies' family partnership purchased restricted shares of common stock from the company as follows:

       Date                 Number of Shares                   Price

     10-28-98                      63,000                  $.50 per share
     12-24-98                      38,571                  $.35 per share
     02-18-99                      62,500                  $.40 per share
     05-14-99                      15,000                  $.50 per share
     06-22-99                      50,000                  $.50 per share
     03-09-00                      21,000                  $.75 per share

         A family company controlled by Mr. Dacysyzn has purchased restricted shares of common stock from the company as follows:

        Date               Number of Shares                   Price

      12-24-98                   200,000                  $.35 per share
      02-18-99                    70,000                  $.40 per share
      05-14-99                   100,000                  $.50 per share
      06-22-99                    60,000                  $.50 per share
      03-09-00                   134,000                  $.75 per share

     Mr. Dacyszyn, for his own account, purchased 100,000 restricted shares of common stock in 1998, at $.45 per share.

     In  1999  and  2000,  Josef  Reschreiter,  a  former  director,   purchased
restricted shares of common stock, as follows.

       Date                 Number of Shares                   Price

     06-22-99                     32,000                   $.50 per share
     06-22-99                     10,000                   $.50 per share
     03-02-00                     45,000                   $.75 per share

     COMPENSATION TO CONSULTANT. As of January 8, 2001 we retained Mr. S. Bruce Ballantyne as a consultant to advise and assist on a daily basis principally with  respect to  evaluation  of the Pisgah  property  and its  volcanic  cinder material. Mr. Ballantyne's compensation was $1,700 per week, plus 10,000 restricted shares of common stock upon termination of the agreement. In addition, we agreed to grant him, if we were producing or able to produce precious metals from the Pisgah property on an economic basis during the term of the agreement or any extension, an option to purchase up to 40,000 restricted shares of common stock. Mr. Ballantyne is no longer a consultant to the company and the option was not granted to him.

                              SELLING SHAREHOLDERS

     This prospectus covers the offer and sale by the holders or future holders of up to 5,406,059 shares of common stock held or to be purchased by certain shareholders, which includes (i) up to 4,800,000 shares that may be sold to Dutchess Fund and DRH under the Investment Agreement; and (ii) 606,059 shares presently issued and outstanding which are held by Dutchess Fund, May Davis Group, Inc., Dutchess Advisors, Ltd., and Joseph B. LaRocco, attorney for Dutchess Fund and DRH.

     The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act. See "Risk Factors."

     The following information has been provided to us by the selling shareholders, and states ownership data for each person who is or might become a selling shareholder. As shown in footnote (1)below, except for the total 806,059 shares issued and outstanding which are held by Dutchess Fund, Dutchess Advisors, Ltd., May Davis Group, Inc., Joseph B. LaRocco, and National Financial Communications Corp., all numbers of shares, and percentage ownership, are stated on a pro forma basis as of prospectus date and assume the 4,600,000 shares of stock covered by this prospectus are sold to Dutchess Fund and DRH under the Investment Agreement (50% to each). There are 14,856,738 shares issued and outstanding on a pro forma basis as of prospectus date.

                                           Number of           Number of Shares
                                           Shares of            of Common Stock                      Percent Owned
Name and Address                         Common Stock             Registered          Prior to           After
of Beneficial Owner                          Owned                 For Sale          Offering(1)      Offering(1)
-------------------------------------------------------------------------------------------------------------------

Dutchess Private                         2,375,757(2)            2,376,757(2)            16.6%             0
Equities Fund Ltd. (3)
100 Mill Plain road, 3rd Floor
Danbury, CT 06811

DRH Investment                           2,300,000(2)            2,300,000(2)            16.5%             0
Company, LLC. (3)
578 Post Road East
Westport, CT 06880

Dutchess Advisors, Ltd. (3)              227,272                 227,272                  1.5%             0
100 Mill Plain road, 3rd Floor
Danbury, CT 06811

May Davis Group, Inc.                    303,030                 303,030                  2.0%             0
[address]

Joseph B. LaRocco, Esq.                  37,000                  37,000                    *               0
49 Locust Ave., Suite 107
New Canaan, CT 06840

National Financial                       200,000                 400,000(4)               2.7%             0
Communications Corp.
1040 Great Plain Avenue
Nedham, MA 02492

Scooter Investments, Ltd.(5)             30,000                  30,000                    *               0
30-11100 railway Ave.
Richmond, British Columbia V7E 2B9

Keith Balcaen                            27,888                  27,888                    *               0
9933 Hill Drive
Vernon, British Columbia V1B 3C8

Pat Heron                                20,000                  20,000                    *               0
246 Greenoch Crescent
Edmonton, Alberta
Canada T6L 1B4

*    Less than 1%.

(1)  Assumes all shares are sold by the selling shareholder.

(2) Based on shares owned at prospectus date (75,757 shares for Dutchess Fund, no shares for DRH) plus 2,300,000 shares which may be sold under the Investment Agreement to each of Dutchess Fund and DRH.

(3) Dutchess Fund and DRH, investors under the Investment Agreement, are statutory underwriters under section 2(a)(11) of the 1933 Act.
     The principals of Dutchess Fund are Dutchess Capital Management

                                       29




     LLC, its general partner, and Michael A. Novielli and Douglas H. Leighton, managing members and principal owners of the general partner. The principals of DRH are David Danovitch, Alfred Hahnfeldt and Hunter Singer. The principals of Dutchess Advisors, Ltd., advisor to Dutchess Fund, are Michael A. Novielli and Douglas h. Leighton. See "Financing Transactions - Investment Agreement" above, and "Plan of Distribution" below.

(4) Includes 200,000 shares owned, and 200,000 shares issuable on exercise of three year options at $1.00 per share. See "Financing Transactions - Public Relations Agreement."

(5) A cash investor who bought restricted stock, and who is not an affiliate of the company.

     The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which these persons make offers to sell or sell the covered securities pursuant to rule 415.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     O    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     O block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     O    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     O    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     O    privately negotiated transactions;

     O    short sales;

     O broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     O    a combination of any such methods of sale; and

     O    any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under rule 144, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the company or derivatives of company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker- dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     DRH Investment Company, LLC ("DRH") and Dutchess Private Equities Fund, L.P. ("Dutchess Fund"), and their affiliates (for Dutchess Fund, Dutchess Advisors, Ltd. and Dutchess Management LLC) are each an "underwriter" under section 2(a)(11) of the 1933 Act, in connection with the resale of common stock under the Investment Agreement. Dutchess Fund and DRH will pay us 93% of the market price for our common stock, determined in accordance with the Investment Agreement (see "Financing Transactions - Investment Agreement"). The discount on the purchase of the common stock to be received by them will be an underwriting discount. We retained May Davis Group, Inc. as placement agent in connection with the financing facility under the Investment Agreement. May Davis Group, Inc. will be paid a commission of 3.5% of each investing transaction by Dutchess Fund and DRH under the Investment Agreement. This cash commission is in addition to the 303,030 shares of common stock issued to May Davis Group, Inc. as a placement fee under the terms of the Investment Agreement upon its execution on October 4, 2001. Dutchess Advisors, Ltd. is acting in an advisory capacity to Dutchess Fund and the company has agreed to pay Dutchess Advisors, Ltd. as its advisory fee 3.5% of each investing transaction and has issued 227,272 shares of common stock to Dutchess Advisors, Ltd. The company also has issued 75,757 shares of common stock to Dutchess Fund as an inducement to enter into the Investment Agreement.

     Other selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act.

     We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling shareholders. The company has agreed to indemnify certain selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the 1933 Act is against public policy, and therefore is unenforceable.

     Upon the company being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to rule 424(b) under the 1933 Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     We have advised the selling shareholders that the anti-manipulative provisions of the Securities and Exchange Commission's regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of the shares offered under this prospectus. Regulation M provides that any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling shareholders will be subject to other provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales by the selling shareholders.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 15,000,000 shares of common stock ($.001 par value).

     Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Cumulative voting is not permitted in elections of directors or otherwise.

     Our board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of its present shareholders and which may dilute the book value of the common stock.

     Shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

     Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

PREFERRED STOCK

     We are authorized to issue 10,000,000 shares of preferred stock ($.001 par value). The board of directors has authority, without action by the shareholders, to issue preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Preferred stock may carry rights superior to those of the common stock. No series of preferred stock has been authorized, and no shares of preferred stock have been issued.

     Reference is made to our certificate of incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR data base at http://www.sec.gov as exhibits to the registration statement on Form SB-2. Reference is also made to applicable statutes of the state of Nevada for laws concerning rights of shareholders.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                                LEGAL PROCEEDINGS

     The company is not a party to current litigation and no notice of possible claims against the company has been received.

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered hereby will be passed upon for us by The Law Office of Stephen E. Rounds, Denver, Colorado. Dutchess Private Equities Fund and DRH Investment Company LLC are represented in connection with the Investment Agreement by Joseph B. LaRocco, New Canaan, Connecticut. Mr. LaRocco owns 37,000 shares of common stock in the company.

                                     EXPERTS

     Our financial statements as of December 31, 2000 and for the 24 months then ended have been included in this prospectus in reliance on the report of Murphy, Bennington & Co., Las Vegas, Nevada. Their report is included upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE

FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


INDEPENDENT AUDITORS' REPORT                                                  35

FINANCIAL STATEMENTS:
         Balance sheets                                                       36
         Statements of operations                                             37
         Statements of changes in stockholders' deficit                       38
         Statements of cash flows                                             39
         Notes to financial statements                                     40-47

SUPPLEMENTARY SCHEDULE:
         Supplemental schedule I--
         Operating, general and administrative expenses                       48



FOR THE YEARS ENDED DECEMBE 31, 2000 AND 1999


INDEPENDENT ACCOUNTANTS' REPORT                                               49

FINANCIAL STATEMENTS:
         Interim balance sheets                                               50
         Interim statements of operations                                     51
         Interim statements of changes in stockholders' deficit               52
         Interim statements of cash flows                                     53
         Notes to interim financial statements                             54-57

SUPPLEMENTARY SCHEDULE:
           Supplemental schedule I--
           Operating, general and administrative expenses                     58

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Can-Cal Resources, Ltd.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Can-Cal Resources, Ltd. (a Nevada corporation) as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Can-Cal Resources, Ltd. as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on page 14 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


 /s/ Murphy, Bennington & Co.

Las Vegas, NV
February 18, 2001

CAN-CAL RESOURCES, LTD.

BALANCE SHEETS

DECEMBER 31, 2000 AND 1999
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)


ASSETS                                                                    2000             1999
                                                                      ------------     ------------
CURRENT ASSETS:
         Cash                                                         $   510,800      $    51,800
         Notes receivable, related parties (Note 2)                        48,100           44,700
         Prepaid expenses                                                    --              1,200
         Current portion of note receivable                                53,000           48,000
                                                                      -----------      -----------
              Total current assets                                        611,900          145,700

PROPERTY AND EQUIPMENT, NET (NOTES 1 AND 3)                                72,400           61,400

OTHER ASSETS (NOTE 4)                                                      53,700           95,300

LONG-TERM INVESTMENTS (NOTE 5)                                            586,100          586,100
                                                                      -----------      -----------
                                                                      $ 1,324,100      $   888,500
                                                                      ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
         Checks written against future deposits                       $    14,200      $      --
         Accounts payable                                                  51,300            7,100
         Accrued expenses                                                  26,300           56,300
         Notes payable, current portion                                    32,500            6,800
                                                                      -----------      -----------
              Total current liabilities                                   124,300           70,200

NOTE PAYABLE, (NOTE 6)                                                    300,000           55,000

NOTES PAYABLE, RELATED PARTIES (NOTE 7)                                   119,200           14,800
                                                                      -----------      -----------
                                                                          543,500          140,000
                                                                      -----------      -----------

STOCKHOLDERS' EQUITY:
         Common stock, $.001 par value; authorized, 15,000,000
               shares; issued and outstanding, 9,372,791 shares             9,400            8,200
         Preferred stock, $.001 par value; authorized, 10,000,000
              shares; none issued or outstanding                             --               --
         Additional paid-in-capital                                     3,408,600        2,460,200
         Accumulated deficit                                           (2,637,400)      (1,719,900)
                                                                      -----------      -----------
                                                                          780,600          748,500
                                                                      -----------      -----------

                                                                      $ 1,324,100      $   888,500
                                                                      ===========      ===========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2000 AND 1999
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)

                                                       2000              1999
                                                   -----------      ------------
SALES
         Mining revenue                            $      --        $     3,700
         Royalty revenue                                67,500             --
                                                   -----------      -----------
                                                        67,500            3,700
                                                   -----------      -----------

COST OF GOODS SOLD                                        --               --
                                                   -----------      -----------

GROSS PROFIT                                            67,500            3,700

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES       1,012,200          614,600
                                                   -----------      -----------

LOSS FROM OPERATIONS                                  (944,700)        (610,900)

OTHER INCOME (EXPENSES):
         Other income                                   30,600             --
         Interest income                                12,300            7,200
         Interest expense                              (15,700)          (9,100)
                                                   -----------      -----------

NET INCOME(LOSS) FROM CONTINUING OPERATIONS           (917,500)        (612,800)
                                                   -----------      -----------

INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
         Income (loss) from discontinued
              automobile salvage division                 --            116,400
         Gain on disposal of automobile
              salvage division (net of taxes)             --            174,300
                                                   -----------      -----------

NET INCOME (LOSS)                                  $  (917,500)     $  (322,100)
                                                   ===========      ===========


NET INCOME (LOSS) PER SHARE OF COMMON
         STOCK AND COMMON STOCK EQUIVALENTS:

BASIC EPS
         Net loss from continuing operations       $     (0.10)     $     (0.04)
                                                   ===========      ===========
         Weighted average shares outstanding         8,811,282        7,907,054
                                                   ===========      ===========

DILUTED EPS
         Net loss from continuing operations       $     (0.10)     $     (0.04)
                                                   ===========      ===========
         Weighted average shares outstanding         8,811,282        7,907,054
                                                   ===========      ===========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

YEARS ENDED DECEMBER 31, 2000 AND 1999
(Rounded to the nearest hundred, except share data)



                                                                           ADDITIONAL                   CUMULATIVE        TOTAL
                                                                             PAID-IN     ACCUMULATED   TRANSLATION    STOCKHOLDERS'
                                                     COMMON STOCK            CAPITAL       DEFICIT      ADJUSTMENT        EQUITY
                                                -----------------------  ------------  ------------   ------------   -------------
                                                 SHARES        AMOUNT
                                                ---------   -----------

BALANCE, DECEMBER 31, 1998                      7,005,161   $     7,000   $ 1,887,600   $(1,397,800)   $     8,500    $   505,300
 Issuance of common stock                       1,248,621         1,200       572,600          --             --          573,800
 Foreign currency translation adjustment             --            --            --            --          (11,800)       (11,800)
 Realized foreign currency translation loss          --            --            --            --            3,300          3,300
 Net income (loss) for the year                      --            --            --        (322,100)          --         (322,100)
                                                ---------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1999                      8,253,782         8,200     2,460,200    (1,719,900)          --          748,500
 Issuance of common stock                       1,119,009         1,200       948,400          --             --          949,600
 Net income (loss) for the year                      --            --            --        (917,500)          --         (917,500)
                                                ---------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 2000                      9,372,791   $     9,400   $ 3,408,600   $(2,637,400)   $      --      $   780,600
                                                =========   ===========   ===========   ===========    ===========    ===========





              The accompanying notes are an integral part of these
                       consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2000 AND 1999
(ROUNDED TO THE NEAREST HUNDRED)

                                                               2000              1999
                                                           ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS                                                   $  (917,500)     $  (322,100)
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation                                           31,000           18,700
         Bad debt expense                                       53,300          152,100
         Gain on disposal of facility                             --           (116,400)
         Undistributed earnings of affiliate                      --           (174,300)
         Gain on foreign currency translation                     --              8,500
         Changes in operating assets and liabilities:
           (Increase) decrease in accounts receivable           (3,400)          (4,000)
           (Increase) decrease in inventories                     --                100
           (Increase) decrease in prepaid expenses               1,200             --
           (Increase) decrease in other assets                 (10,500)            --
           Increase (decrease) in accounts payable and
              other current liabilities                         28,400           34,100
                                                           -----------      -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES              (817,500)        (403,300)
                                                           -----------      -----------
CASH FLOW FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                        (42,000)         (57,400)
     Loan to an individual                                      (5,000)          65,300
                                                           -----------      -----------
NET CASH PROVIDED BY INVESTING ACTIVITIES                      (47,000)           7,900
                                                           -----------      -----------
CASH FLOW FROM FINANCING ACTIVITIES:
     Increase (decrease) in related party debt                 104,400         (148,500)
     Principal payments on note payable                        (30,500)         (55,200)
     Proceeds from issuance of common stock                    949,600          574,000
     Proceeds from debt issuance                               300,000           35,300
                                                           -----------      -----------
NET CASH USED BY FINANCING ACTIVITIES                        1,323,500          405,600

NET INCREASE (DECREASE) IN CASH                                459,000           10,200
CASH AT BEGINNING OF YEAR                                       51,800           41,600
                                                           -----------      -----------
CASH AT END OF YEAR                                        $   510,800      $    51,800
                                                           ===========      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
     Interest                                              $      --        $      --
                                                           ===========      ===========
     Income taxes                                          $      --        $      --
                                                           ===========      ===========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization and nature of business:

     Can-Cal Resources, Ltd. ( the "Company") is a corporation formed under the laws of the State of Nevada on March 22, 1995. The company is engaged in the precious metal processing industry and other investment opportunities.

     Company's activities and operating cycle:

     In the course of its activities, the Company has sustained continuing operating losses and expects such losses to continue for the foreseeable future. The Company plans to continue to fund its operations with various types of financing including borrowings and sales of stock, and, in the longer term, revenues from sales. The Company's ability to continue as a going concern is dependent upon future financing and ultimately upon achieving profitable operations.

     Revenue recognition:

     Sales revenues are recognized at the point of sale.

     Basis of accounting:

     The Company prepares its financial statements in accordance with generally accepted accounting principles.

     Cash:

     For purposes of preparing the statement of cash flows, unrestricted currency, demand deposits, and money market accounts are considered cash and cash equivalents.

     Property, equipment and depreciation:

     Property and  equipment are stated at cost less  accumulated  depreciation.
     Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The amounts of depreciation provided are sufficient to charge the cost of the related assets to operations over their estimated useful lives.

     The cost of maintenance and repairs is charged to expense as incurred. Expenditures for betterments and renewals are capitalized. Upon sale or other disposition of depreciable property, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     Concentration of credit risk:

     A majority of the Company's business activity is with customers primarily located in the metropolitan area of Las Vegas, NV.

     The company maintains multiple cash balances at financial institutions located in Las Vegas, NV. The accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 2000, the Company had $ 409,500 in excess of FDIC limits.

     Income taxes:

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to account for income taxes. The Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial statement and income tax purposes.

     Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications:

     Certain financial statements from prior years have been reclassified to conform with current year presentation.

     Net income (loss) per share of common stock:

     In 1997 the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share," which sets forth the basis for the computation of "basic" earnings per share and "dilutive" earnings per share. Basic EPS excludes dilution and is computed by dividing income
     (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. Diluted EPS is computed on the basis of the weighted-average shares of Common Stock outstanding plus common equivalent shares arising from the effect of cumulative convertible Preferred Stock, using the if- converted method, and dilutive stock options, using the treasury-stock method. All EPS amounts for prior years have been restated to conform to these new standards, and the effect of the restatement was not significant.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     Recent accounting pronouncements:

     In 1997, the Financial Accounting Standards Board issued Statement No. 130 ("SFAS 130"), "Reporting Comprehensive Income". SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and to display the accumulated balance of other comprehensive income separately from retained earning earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997.

2.   NOTES RECEIVABLE (RELATED PARTIES):

     Notes receivable, related parties, at December 31, 2000 and 1999 consisted of the following:


                                                                        2000        1999
                                                                     --------     --------
Note receivable from S&S Joint Venture, a joint venture partner,
  unsecured, interest imputed at 8%, due on demand                   $ 28,000     $ 28,000
Note receivable from an individual, unsecured, interest imputed
  at 8%, due on demand                                                 12,000       12,000
Accrued interest receivable                                            13,900       10,500
                                                                     --------     --------
                                                                       53,900       50,500
Allowance for uncollectible accounts                                    5,800        5,800
                                                                     --------     --------
                                                                     $ 48,100     $ 44,700
                                                                     ========     ========

3.   PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 2000 and 1999 consisted of the following:


                                                                        2000          1999
                                                                     ----------    -----------
     Machinery and equipment                                         $   95,100    $   81,700
     Transportation equipment                                            18,400           --
     Office equipment and furniture                                      14,200          4,000
                                                                     ----------    -----------
                                                                        127,700        85,700
     Less accumulated depreciation                                      (55,300)       (24,300)
                                                                     ----------    -----------
                                                                     $  72,400     $   61,400
                                                                     ==========    ===========

     DEPRECIATION EXPENSE FOR THE YEARS ENDED DECEMBER 31,2000 AND 1999 TOTALED $31,000 AND $18,800, RESPECTIVELY.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

4.   OTHER ASSETS:

     Other assets at December 31, 2000 and 1999 consisted of the following:


                                                                               2000           1999
                                                                            ----------     ---------
Note receivable from Tyro, Inc., and principals, a corporation, secured
  by equipment, interest accrued at 5% annum, due on demand                 $  53,300      $  53,300
Deposits                                                                        6,800          5,600
Non-destructive testing supplies                                               10,500           --
Mining claims                                                                  36,400         36,400
                                                                            ---------      ---------
                                                                              107,000         95,300
Allowance for uncollectible notes                                             (53,300)          --
                                                                            ---------      ---------
                                                                            $  53,700      $  95,300
                                                                            =========      =========

     The company has litigated the Tyro note receivable and obtained a judgment against Tyro, Inc, and its two principals. The judgment, however, had not been paid at December 31, 2000, and there exists doubt as to the ultimate collectibility of the amount outstanding. As a result, the Company has incurred a charge to bad debt expense of $53,000 at December 31, 2000. The Company is, however, vigorously pursuing its efforts to collect that judgement.

5.   LONG-TERM INVESTMENTS:

     Long-term investments at December 31, 2000 and 1999 consisted of the following:


                                                                               2000           1999
                                                                            ---------      ----------
     Pisgah property                                                        $ 567,100      $  567,100
     Investment in S&S Joint Venture                                           19,000          19,000
                                                                            ----------     ----------
                                                                            $ 586,100      $  586,100
                                                                            ==========     ==========

6.   NOTES PAYABLE:

     Notes payable at December 31, 2000 and 1999 consisted of the following:


                                                                               2000           1999
                                                                            ----------     ----------
      Note payable to lender; secured by 1st deed of trust; interest
        at 8.00% per annum, matures July 31, 2001                           $   32,500     $   55,000

      Note payable to lender; unsecured; interest
        at prime plus 1.00% per annum, matures September, 2000                       -          5,100

      Note payable to lender, unsecured; interest at prime plus
        1.00% per annum, matures March, 2000                                         -          1,700

      Note payable to lender; secured by 2nd deed of trust; interest at
        16.00% per annum, matures November 24, 2005                            300,000              -
                                                                            ----------     ----------
                                                                               332,500         61,800
      Less current portion                                                      32,500          6,800
                                                                            ----------     ----------
                                                                            $  300,000     $   55,000
                                                                            ==========     ==========

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

7.   NOTE PAYABLE, RELATED PARTIES:

     Notes payable, related parties, at December 31, 2000 and 1999 consisted of the following:

                                                                                2000          1999
                                                                            ----------     ---------
       Note payable to shareholder; unsecured; interest
         at prime plus 1.00% per annum, due on demand                       $ 114,700      $  14,800

       Note payable to shareholder; unsecured; interest at
         prime plus 1.00% per annum, due on demand                              4,500             --
                                                                            ---------      ---------
                                                                            $ 119,200      $  14,800
                                                                            =========      =========

8.   STOCKHOLDERS' EQUITY:

     Common stock:

     February 1, 1999, the Board of Directors approved the Sale of 62,500 shares of Can-Cal common stock to a Board member.

     On February 8, 1999 the Board approved the sale of 70,000 shares of Can-Cal common stock to a Board member.

     On March 1, 1999 the Board approved the issuance of 32,121 shares of Can-Cal common stock in return for services rendered.

     On March 15, 1999 the Board approved the sale of 86,000 shares of Can-Cal common stock to various investors.

     On March 17, 1999 the Board approved the issuance of 40,000 shares of Can-Cal common stock in return for equipment.

     On March 10, 1999 the Board approved the sale 295,500 shares of Can-Cal common stock to various investors.

     On April 1, 1999 the Board approved the sale of 1,000 restricted common stock in return for equipment.

     On July 21, 1999 the Board approved the sale of 357,500 shares of common stock to various investors.

     On August 24, 1999 the Board approved the sale of 274,000 shares of common stock to various investors.

     September 7, 1999 the Board approved the sale of 20,000 shares of common stock to an investor.

     On November 9, 1999, the board approved the issuance of 10,000 shares of common stock to an investor.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

8.   STOCKHOLDERS' EQUITY (CONTINUED):

     On February 27, 2000, the Board of Directors approved the sale of 500,000 shares of Can-Cal common stock to three of its directors (all of whom reside in Canada), an offshore trust and another person affiliated with the Company.

     On July 3, 2000, the Board of Directors exercised the option to acquire technology related to the extraction and processing of ore and, in accordance with the agreement with the two owners of that technology, issued 200,000 shares of Can-Cal's common stock to them.

     On November 24, 2000, the Company borrowed $300,000 from a lender. As part of the transaction, the Company issued 45,000 shares of its common stock as a loan placement fee and granted the lender an option to purchase up to 300,000 shares of its common stock. On November 24, 2000, the lender exercised its option in full and purchased 300,000 shares of Can-Cal's common stock.

     In July 2000 the Board of Directors authorized the sale of 74,009 shares of its common stock to eight persons, all of whom reside outside the United States. 46,670 shares were sold during the third quarter and the remaining 27,339 shares were sold during the fourth quarter. All of those shares were issued on December 15, 2000.

9.   STOCK OPTIONS:

     The company has entered into an agreement with a consultant. If the Company is producing or able to produce precious metals from the volcanic cinder material, the Company will grant a three-year option to purchase up to 40,000 shares of its common stock. The exercise price shall be equal to the closing price of the stock on January 8, 2001.

10.  COMMITMENTS AND CONTINGENCIES:

     Lease commitments:

     Facilities:

     The Company has entered into an interim agreement with an individual, to lease a facility in Nye County, Nevada. The agreement stipulates rent of $1,000 per month and includes a purchase option. At December 31, 2000, the parties were finalizing the terms of the agreement.

     Mining Claims:

     The Company has a lease and purchase option agreement covering six patented mining claims in the Cerbat Mountains, Hualapai Mining District, Mojave County Arizona. The Company pays $1,500 per quarter as minimum advance royalties. The Company has the option to purchase the property for $250,000 less payments already made.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

     Auto leases:

     The Company entered into three operating leases for automobiles that expire during the year 2000. The monthly lease payments currently total $1,274 per month. Lease payments for the year ended December 31, 2000 totaled $ 14,900.

     The Company leases space for the operations of the Company under an operating lease due to expire in March 2001.

     Minimum future rental payments under these non-cancelable operating leases for each of the next five years and in aggregate are as follows:


      YEAR ENDING
      DECEMBER 31,
     -------------
         2001                                                            $    15,900
         2002                                                                  9,500
         2003                                                                  3,700
         2004                                                                  2,500
         2005                                                                   --
      Thereafter                                                                --
                                                                         -----------
                                                                         $    31,600
                                                                         ===========

11.  INCOME TAXES:

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The temporary difference that gave rise to the deferred tax asset is primarily as follows:


        Net operating loss carry forward - December 31, 2000             $   917,500
        Net operating loss carry forward - December 31, 1999                 322,100
        Net operating loss carry forward - December 31, 1998                 353,000
        Net operating loss carry forward - December 31, 1997               1,044,700
                                                                         -----------
                                                                           2,637,300

        Deferred tax assets                                                  896,682
        Total valuation allowance recognized for deferred tax assets        (896,682)
                                                                         -----------
        Net deferred tax asset                                           $      --
                                                                         ===========

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

12.  ROYALTY REVENUES:

     In May 1998 the Company entered into an agreement by which it would receive a minimum royalty payment of $22,500 annually during the initial term of the agreement. These payments have been recorded as unearned revenues in the Company's accounts. During 2000 the Company determined that the earnings process had been completed and recognized the royalty income for the year ended December 31, 2000.

13.  NEW ACCOUNTING STANDARD:

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners. The components for comprehensive income are as follows:


                                                            2000          1999
                                                         -----------   ----------
     Net income (loss)                                   $ (917,500)   $ (322,100)
     Translation adjustment                                        -        3,300
                                                         -----------   ----------
     Comprehensive income                                $ (917,500)   $ (318,800)
                                                         ===========   ==========


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following table presents the carrying amounts and estimated fair value of the Company's financial instruments at December 31, 2000:

                                                          CARRYING        FAIR
                                                           AMOUNT        VALUE
                                                         ---------     ---------
     Financial assets:
       Loans receivable-related party                    $  48,100     $  48,100
       Property and equipment                               72,400        72,400
       Other assets                                         53,700        53,700
       Long-term investments                               586,100       586,100
       Financial liabilities:
       Notes payable, related parties                      119,300       119,300
       Note payable                                        300,000       300,000

     The carrying amounts of cash, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments.

15.  SUBSEQUENT EVENTS:

     During the first quarter of 2001, the Board of Directors approved a salary of $60,000 per year for the Company's president.

CAN-CAL RESOURCES, LTD.

SUPPLEMENTAL SCHEDULE I --
OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

YEARS  ENDED DECEMBER 31, 2000 AND 1999


                                            THREE MONTHS   THREE MONTHS
                                               ENDED           ENDED        YEAR ENDED       YEAR ENDED
                                            DECEMBER 31,    DECEMBER 31,   DECEMBER 31,     DECEMBER 31,
                                                2000           1999            2000             1999
                                            ------------   -------------   -------------    ------------
OPERATING, GENERAL AND
   ADMINISTRATIVE EXPENSES:
     Mine exploration                       $     80,200   $     19,100    $     534,700    $    152,200
     Consulting                                    4,700         36,500           69,600         125,700
     Travel and entertainment                      6,800          9,500           65,300          29,100
     Accounting and legal                         29,100         13,700           59,300          45,600
     Insurance                                    16,700         14,500           54,800          18,300
     Bad debt expense                             53,300             --           53,300         152,100
     Office expense                               15,400           (600)          41,600           9,500
     Office rent                                   8,700          5,500           33,900          16,000
     Depreciation and amortization                 9,900          6,000           31,000          18,800
     Advertising and promotion                     9,800            500           22,500           1,800
     Lease expense                                14,900          5,500           14,900           5,500
     Miscellaneous                                 8,000         29,300           14,300          31,200
     Telephone                                     1,600          3,500            9,300           7,000
     Utilities                                     1,000            200            3,800             800
     Repairs and maintenance                       3,600            500            3,600             500
     Bank charges                                     --              -              300             500
                                            ------------   -------------   --------------   ------------
                                            $    263,700   $    143,700    $   1,012,200    $    614,600
                                            ============   =============   ==============   ============






                        See independent auditors' report

                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and Stockholders
Can-Cal Resources, Ltd.
Las Vegas, Nevada

We have reviewed the accompanying condensed balance sheet of Can-Cal Resources, Ltd., as of June 30, 2001, and the condensed statements of operations for the three and six months ended June 30, 2001 and 2000, the condensed statements of cash flows for the six months ended June 30, 2001 and 2000, and the condensed statement of changes in stockholders' equity for the six months ended June 30, 2001. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 2000, and the related changes in stockholders' equity (deficit), and cash flows and statements of operations (not presented herein); for the year then ended; and in our report dated February 18, 2001, we expressed an unqualified opinion on these financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2000 and the condensed statement of changes in stockholders' equity for the year then ended, is fairly stated in all material respects in relation to the balance sheet and statement of changes in stockholders' equity from which they have been derived.


MURPHY, BENNINGTON & CO.

/s/ Murphy, Bennington & Co.


Las Vegas, NV
July 31, 2001

CAN-CAL RESOURCES, LTD.

BALANCE SHEETS

JUNE 30, 2001
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)

                                                                    JUNE 30,       DECEMBER 31,
                                                                      2001             2000
                                                                  ------------     ------------
                                                                   (UNAUDITED)        (NOTE)
ASSETS

CURRENT ASSETS:
     Cash                                                         $   133,700      $   510,800
     Notes receivable, related parties (note 2)                        54,900           48,100
     Note receivable                                                   53,000           53,000
                                                                  -----------      -----------
         Total current assets                                         241,600          611,900

PROPERTY AND EQUIPMENT, NET (NOTE 3)                                   61,900           72,400

OTHER ASSETS (NOTE 4)                                                  57,400           53,700

LONG-TERM INVESTMENTS (NOTE 5)                                        586,100          586,100
                                                                  -----------      -----------
                                                                  $   947,000      $ 1,324,100
                                                                  ===========      ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Accounts payable                                             $    17,100      $    51,300
     Accrued expenses                                                  59,900           26,300
     Checks written against future deposits                              --             14,200
     Note payable, current portion (note 6)                            10,000           32,500
                                                                  -----------      -----------
         Total current liabilities                                     87,000          124,300

NOTE PAYABLE, NET OF CURRENT PORTION (NOTE 6)                         300,000          300,000

NOTE PAYABLE - RELATED PARTIES (NOTE 7)                               110,500          119,200
                                                                  -----------      -----------
                                                                      497,500          543,500
                                                                  -----------      -----------
STOCKHOLDERS' DEFICIT:
     Common stock, $.001 par value; authorized, 15,000,000
         shares;  issued and outstanding, 9,372,791 shares              9,400            9,400
     Preferred stock, $.001 par value; authorized, 10,000,000
         shares;  none issued or outstanding                             --               --
     Additional paid-in-capital                                     3,408,600        3,408,600
     Accumulated deficit                                           (2,968,500)      (2,637,400)
                                                                  -----------      -----------
                                                                      449,500          780,600
                                                                  -----------      -----------
                                                                  $   947,000      $ 1,324,100
                                                                  ===========      ===========

Note: The balance sheet of December 31, 2000 has been derived from the audited financial statements at that date.


                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF OPERATIONS

THREE AND SIX  MONTHS  ENDED  JUNE 30,  2001 AND 2000
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)


                                                    THREE MONTHS ENDED                  SIX MONTHS ENDED
                                               ----------------------------     -----------------------------
                                                JUNE 30,          JUNE 30,         JUNE 30,          JUNE 30,
                                                  2001              2000             2001              2000
                                               -----------     ------------     ------------     ------------
                                               (UNAUDITED)      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
SALES

Mining revenue                                $       100      $      --        $       100      $      --
Royalty revenue                                    22,500           22,500             --
                                              -----------      -----------      -----------      -----------
                                                   22,600             --             22,600             --

COST OF GOODS SOLD                                   --               --               --               --
                                              -----------      -----------      -----------      -----------
GROSS PROFIT                                       22,600             --             22,600             --
OPERATING EXPENSES,
GENERAL AND ADMINISTRATIVE                        156,700          148,100          328,400          253,500
                                              -----------      -----------      -----------      -----------
LOSS FROM OPERATIONS                             (134,100)        (148,100)        (305,800)        (253,500)
OTHER INCOME (EXPENSES):
     Other income                                     800           15,100              800           25,500
     Interest income                                5,200            3,800            8,000            4,800
     Interest expense                             (19,200)          (2,700)         (34,100)          (4,400)
                                              -----------      -----------      -----------      -----------
INCOME (LOSS) FROM CONTINUING
OPERATIONS                                       (147,300)        (131,900)        (331,100)        (227,600)
                                              -----------      -----------      -----------      -----------

PROVISION FOR INCOME TAXES                           --               --               --               --
                                              -----------      -----------      -----------      -----------
NET INCOME (LOSS)                             $  (147,300)     $  (131,900)     $  (331,100)     $  (227,600)
                                              ===========      ===========      ===========      ===========

NET INCOME (LOSS) PER SHARE OF COMMON
STOCK AND COMMON STOCK EQUIVALENTS:

BASIC EPS
     Net income (loss)                        $     (0.02)     $     (0.02)     $     (0.04)     $     (0.03)
                                              ===========      ===========      ===========      ===========
     Weighted average shares outstanding        9,372,791        8,758,782        9,372,791        8,587,115
                                              ===========      ===========      ===========      ===========

DILUTED EPS
     Net income (loss)                        $     (0.02)     $     (0.02)     $     (0.04)     $     (0.03)
                                              ===========      ===========      ===========      ===========
     Weighted average shares outstanding        9,372,791        8,758,782        9,372,791        8,587,115
                                              ===========      ===========      ===========      ===========



                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

SIX MONTHS ENDED JUNE 30, 2001

(UNAUDITED)
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)


                                                                    ADDITIONAL                    CUMULATIVE       TOTAL
                                                                     PAID-IN      ACCUMULATED     TRANSLATION    STOCKHOLDER
                                                 COMMON STOCK        CAPITAL        DEFICIT       ADJUSTMENT       EQUITY
                                          -----------------------   -----------   ------------   ------------   ------------
                                            SHARES       AMOUNT
                                          ---------   -----------

BALANCE, DECEMBER 31, 1998                7,005,161   $     7,000   $ 1,887,600   $(1,397,800)   $     8,500    $   505,300
     Issuance of common stock             1,248,621         1,200       572,600          --             --          573,800
     Foreign currency translation              --            --            --            --          (11,800)       (11,800)
     Realized foreign currency                 --            --            --            --            3,300          3,300
         translation loss
     Net income (loss) for the year            --            --            --        (322,100)          --         (322,100)
                                          ---------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1999                8,253,782         8,200     2,460,200    (1,719,900)          --          748,500
     Issuance of common stock             1,119,009         1,200       948,400          --             --          949,600
     Net income (loss) for the year            --            --            --        (917,500)          --         (917,500)
                                          ---------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 2000                9,372,791         9,400     3,408,600    (2,637,400)          --          780,600
     Net income (loss) for the period          --            --            --        (331,100)          --         (331,100)
                                          ---------   -----------   -----------   -----------    -----------    -----------
BALANCE, JUNE 30, 2001                    9,372,791   $     9,400   $ 3,408,600   $(2,968,500)   $      --      $   449,500
                                          =========   ===========   ===========   ===========    ===========    ===========




                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2001 AND 2000
(ROUNDED TO THE NEAREST HUNDRED)

                                                                   SIX MONTHS ENDED
                                                              --------------------------
                                                                JUNE 30,       JUNE 30,
                                                                  2001           2000
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS                                                      $(331,100)     $(227,600)
     Adjustments to reconcile net income to net cash
         provided by operating activities:
           Depreciation                                          13,000         13,200
           Changes in operating assets and liabilities:
              (Increase) decrease in accounts receivable         (1,800)          --
              (Increase) decrease in prepaid expenses            (2,000)
              (Increase) decrease in other assets                (3,700)       (12,200)
              Increase (decrease) in accounts payable and
                other current liabilities                       (14,800)        23,600
                                                              ---------      ---------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES               (338,400)      (205,000)
                                                              ---------      ---------
CASH FLOW FROM INVESTING ACTIVITIES:
     Other investing activities                                    --           (5,000)
     Purchase of property and equipment                          (2,500)       (26,900)
                                                              ---------      ---------
NET CASH PROVIDED BY INVESTING ACTIVITIES                        (2,500)       (31,900)
CASH FLOW FROM FINANCING ACTIVITIES:
     Increase in related party debt                              (8,600)       107,700
     Principal payments on note payable                         (22,600)       (22,600)
     Proceeds from issuance of common stock                        --          375,000
     Proceeds from debt issuance                                 (5,000)          --
                                                              ---------      ---------
NET CASH USED BY FINANCING ACTIVITIES                           (36,200)       460,100

NET INCREASE (DECREASE) IN CASH                                (377,100)       223,200
CASH AT BEGINNING OF PERIOD                                     510,800         51,800
                                                              ---------      ---------
CASH AT END OF PERIOD                                         $ 133,700      $ 275,000
                                                              =========      =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
     Interest                                                 $    --        $    --
                                                              =========      =========
     Income taxes                                             $    --        $    --
                                                              =========      =========


                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2001 AND 2000


1.   BASIS OF PRESENTATION OF FINANCIAL STATEMENTS:

     These unaudited interim financial statements of Can-Cal Resources, Ltd. have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading.

     In the opinion of management, all adjustments necessary for a fair presentation of these interim statements have been included and are of a normal recurring nature. These interim financial statements should be read in conjunction with the financial statements of the Company included in its 2000 Annual Report on Form 10-KSB. Interim results are not necessarily indicative of results for a full year.

     In the course of its activities, the Company has sustained continuing operating losses and expects such losses to continue for the foreseeable future. The Company plans to continue to finance its operations with stock sales and, in the longer term, revenues from sales. The Company's ability to continue as a going concern is dependent upon future obtaining financing and ultimately upon achieving profitable operations.

2.   NOTES RECEIVABLE (RELATED PARTIES):

     Notes receivable, related parties, at June 30, 2001 consisted of the following:

         Note receivable from S&S Mining, Inc., a joint venture partner, unsecured,
           interest imputed at 8%, due on demand                                         $  27,800
         Note receivable from an individual, unsecured, interest imputed
           at 8%, due on demand                                                             12,000
         Note receivable from an individual, unsecured, interest imputed
           at 6%, due on demand                                                              5,000
         Accrued interest receivable                                                        15,700
                                                                                         ---------
                                                                                            60,500
         Allowance for uncollectible accounts                                               (5,600)
                                                                                         ---------
                                                                                         $  54,900
                                                                                         =========

CAN-CAL RESOURCES, LTD.

SIX MONTHS ENDED JUNE 30, 2001 AND 2000

3.   PROPERTY AND EQUIPMENT:

     Property and equipment at June 30, 2001 consisted of the following:


       Machinery and equipment                                                        $   97,600
       Transportation equipment                                                           18,400
       Office equipment and furniture                                                     14,200
                                                                                      ----------
                                                                                         130,200
       Less accumulated depreciation                                                     (68,300)
                                                                                      ----------
                                                                                      $   61,900
                                                                                      ==========

     Depreciation expense for the six months ended June 30, 2001 totaled
     $13,000.

4.   OTHER ASSETS:

     Other assets at June 30, 2001 consisted of the following:

       Note receivable from Tyro, Inc., and principals, a corporation, secured by
         equipment,  interest accrued at 6% per annum, due on demand                  $   53,300
       Deposits                                                                            6,800
       Non destructive testing materials                                                  14,200
       Mining claims                                                                      36,400
                                                                                      ----------
                                                                                         110,700
       Allowance for uncollectible notes                                                 (53,300)
                                                                                      ----------
                                                                                      $   57,400
                                                                                      ==========


5.   LONG-TERM INVESTMENTS:

     Long-term investments at June 30, 2001 consisted of the following:

        Pisgah property                                                               $  567,100
        Investment in S&S Mining joint venture                                            19,000
                                                                                      ----------
                                                                                      $  586,100
                                                                                      ==========

CAN-CAL RESOURCES, LTD.

SIX MONTHS ENDED JUNE 30, 2001 AND 2000

6.   NOTES PAYABLE:

     Note payable at June 30, 2001 consisted of the following:


     Note payable to lender; secured by 1st deed of trust; interest at          $   10,000
          8.00% per annum, matures July 31, 2001

     Note payable to lender; secured by 2nd deed of trust; interest at
          16.00% per annum; matures November 24, 2005                              300,000
                                                                                ----------
                                                                                   310,000
          Less current portion                                                     (10,000)
                                                                                ----------
                                                                                $  300,000
                                                                                ==========

     The Company did not make the interest payment of $24,000 due on May 24, 2001 to the lender which holds the second deed of trust on the Pisgah property. The Company also did not make the final principal payment of $10,000 due on July 31, 2001 to the lender which holds the first trust deed on the Pisgah Property. See Note 8 for further details.

7.   NOTE PAYABLE, RELATED PARTIES:

     Notes payable, related parties, at June 30, 2001 consisted of the following:

     Note payable to shareholder; unsecured; interest at prime plus
          1.00% per annum; due on demand                                        $  110,500
                                                                                ==========

8.   RELATED PARTY TRANSACTIONS:

     The Board of Directors approved a resolution to pay an officer compensation of $5,000 per month. At June 30, 2001 $15,000 had been paid to this individual.

9.   SUBSEQUENT EVENTS:

     On August 7, 2001 the Company entered into a Forbearance agreement with the lender that holds the 2nd deed of trust. The Forbearance Agreement provides that the $24,000 interest payment due May 24, 2001 shall be added to the principal of the loan and paid on or before November 24, 2001. Further, the lender has the option of purchasing restricted common shares of the company in lieu of the $24,000. The lender must exercise this option on or before November 20, 2001.

     On August 10, 2001 the Company entered into a Forbearance Agreement with the lender that holds the 1st deed of trust. The agreement provides that interest due on the $10,000 principal balance shall be added to the principal and shall be paid on or before June 1, 2002. An interest payment is due on December 1, 2001.

CAN-CAL RESOURCES, LTD.

SIX MONTHS ENDED JUNE 30, 2001 AND 2000


10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following table presents the carrying amounts and estimated fair value of the Company's financial instruments at June 30, 2001:

                                                             CARRYING         FAIR
                                                              AMOUNT          VALUE
                                                           -----------     ----------
        Financial assets:
           Notes receivable-related party                  $    54,900     $   54,900
           Note receivable                                      53,000         53,000
           Property and equipment                               61,900         61,900
           Other assets                                         57,400         57,400
           Long-term investments                               586,100        586,100
        Financial liabilities:
           Notes payable, related parties                      110,500        110,500
           Note payable                                        310,000        310,000


     The carrying amounts of cash, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments.

     The fair value of note payable is based upon the borrowing rates currently available to the Company for bank loans with similar terms and average maturities.

CAN-CAL RESOURCES, LTD.

SUPPLEMENTAL SCHEDULE I -
OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

THREE AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000
(UNAUDITED)
(ROUNDED TO THE NEAREST HUNDRED)



                                                      THREE MONTHS     THREE MONTHS      SIX MONTHS      SIX MONTHS
                                                     ENDED JUNE 30,    ENDED JUNE 30,   ENDED JUNE 30,  ENDED JUNE 30,
                                                          2001            2000             2001             2000
                                                     --------------   ---------------  --------------  ---------------
OPERATING, GENERAL AND ADMINISTRATIVE
EXPENSES:
     Mine exploration                                $        21,100  $        50,900  $       80,400  $        82,900
     Consulting                                               57,100            9,300          90,500           14,800
     Travel and entertainment                                 18,100           18,800          41,700           27,000
     Accounting and legal                                      5,000            6,100           8,000           23,300
     Insurance                                                12,500           14,500          20,600           30,200
     Office expense                                           12,400           10,500          30,800           14,000
     Office rent                                               8,000            9,500          15,900           18,800
     Depreciation and amortization                             6,600            7,300          13,000           13,200
     Advertising and promotion                                 2,100            6,200           3,300            7,000
     Lease expense                                             2,800            6,700           4,400            9,300
     Miscellaneous                                             3,400            2,000           5,100            4,400
     Telephone                                                 3,400            4,000           6,100            5,800
     Utilities                                                 2,800              900           4,300            1,200
     Repairs and maintenance                                   1,300            1,300           4,200            1,300
     Bank charges                                                100              100             100              300
                                                     ---------------  ---------------  --------------  ---------------
                                                     $      156,700   $      148,100   $     328,400   $      253,500
                                                     ===============  ===============  ==============  ===============




                            See accountants' report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The bylaws provide that directors and officers shall be indemnified by the corporation against expenses incurred in connection with the defense of any action, suit or proceeding in which they are made parties by reason of being or having been directors or officers of the corporation, except in relation to matters as to which they are adjudged in such matter to be liable for negligence or misconduct in the performance of duty. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled by agreement, vote of stockholders, or otherwise. In addition, the Nevada Corporation Act permits indemnification of directors and officers against such expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee....................$    988
National Association of Securities Dealers, Inc. examination fee.......     n/a
Accounting ............................................................   2,000
Legal fees and expenses................................................  25,000
Printing ..............................................................     300
Blue Sky fees and expenses (excluding legal fees)......................   1,000
Transfer agent ........................................................     n/a
Escrow agent...........................................................     n/a
Miscellaneous..........................................................   5,712

Total..................................................................$ 35,000

The Registrant will pay all of these expenses.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES. In the 36 months ending December 31, 2000, and the period from January 1, 2001 through October 4, 2001, the registrant has sold the following unregistered securities:

     A.       1998.
     (1)      For cash:         837,509  restricted  common shares for $360,780:
                                703,571 shares to directors and family companies at $.35 to .45 per share; and 133, 938 shares to three Canadian citizens and one U.S. citizen at $.40 to $.41 per share. Regulation S exemption from registration for the Canadians, section
                                4(2) for U.S. citizen.

     B.       1999.
     (1)      For cash:         925,500  restricted  common shares for $429,500:
                                367,500 to  directors  and family  companies  at
                                $.40 to  $.50  per  shares;  518,000  shares  to
                                Canadian  citizens at $.50 per share;  and 6,000
                                shares to two U.S.  citizens  at $.50 per share.
                                Regulation  S exemption  from  registration  for
                                Canadian   citizens;   section   4(2)  for  U.S.
                                citizens.

     (2)      For assets:       40,000 shares at $.50 to a Canadian  citizen for
                                a truck; and 1,000 shares to a U.S. citizen for computer software. Regulation S for Canadian citizen' section 4(2) for U.S. citizen.

     (3)      For Services:     32,121  restricted  common  shares  at $.50  per
                                share   for   $16,061   of   services   from   a
                                nonaffiliate    vendor,    in    section    4(2)
                                transaction,  five U.S. citizens received stock.
                                Regulation S for Canadian citizens. Section 4(2) for U.S. citizens. No commission paid.

     C.       2000.
     (1)      For cash:         919,009  restricted  common shares for $640,664:
                                300,000  shares at $.75 per  share to  directors
                                and family  companies,  under  Regulation S (for
                                Canadians  and  family  companies)  and  a  U.S.
                                citizen  employee  under section  4(2);  200,000
                                shares to offshore trust at $.75 per share under
                                Regulation  S;  300,000   shares  to  lender  on
                                exercise  of  option  (in  connection  with loan
                                agreement)  at $.5156  per share,  plus  another
                                45,000 shares as loan fee to this lender,  under
                                Regulation  S; and  74,009  shares  at $1.50 per
                                share to seven Canadian citizens and one Italian
                                citizen,  under  Regulation S. D. 2001:  (1) For
                                cash:  (fourth  quarter 2001) 82,888  restricted
                                common  shares for  $60,916  ($0.50 to $1.50 per
                                share, per share), on four separate transactions
                                to four Canadian  residents  under  Regulation S
                                exemption.  The price for 5,000 shares was $1.50
                                per share;  for 30,000  shares,  $.75 per share;
                                for  27,888  shares,  $.75  per  share;  and for
                                20,000 shares,  $.50 per share.  All such prices
                                were  determined  by a discount  from the market
                                price   of  the   stock   at  the  time  of  the
                                transaction.

     (2)      For services:     75,757  restricted  common  shares  to  Dutchess
                                Private Equities Fund L.P.,  227,272  restricted
                                common  shares to Dutchess  Advisors,  Ltd.,  as
                                inducements    for   execution   of   Investment
                                Agreement  between  issuer and Dutchess Fund and
                                DRH Investment Company,  LLC. 303,030 restricted
                                common  shares  to  May  Davis  Group,  Inc.,  a
                                securities broker-dealer,  as a placement fee in
                                connection with the Investment Agreement. 37,000
                                shares  to  Joseph  B.  LaRocco,   attorney  for
                                Dutchess Fund and DRH Investment Company, LLC in connection with the Investment Agreement, for legal services to such entities, which the issuer agreed to pay pursuant to the Investment
                                Agreement.

                                200,000 restricted common shares to National Financial Communications Corp., plus options for an additional 200,000 shares of common stock, exercisable until September 15, 2004 at $1.00 per share. The company has a public relations agreement with NFC.

     No general solicitation or advertising was used in the preceding transactions, and all investors supplied information which the issuer believed qualified such investors as sophisticated investors or accredited investors. Stop transfer instructions were issued to the issuer's transfer agent for the securities as "restricted" under rule 144.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.
                                                                      SEQUENTIAL
EXHIBIT NO.        TITLE OF EXHIBIT                                     PAGE NO.

Exhibit 3.0        Articles of Incorporation................................[1]

Exhibit 3.1        Amendment to the Articles of Incorporation...............[1]

Exhibit 3.2        By-Laws..................................................[1]

Exhibit 5.0        Opinion re legality (with consent) ........................*

Exhibit 10.0       Joint Venture Agreement between Robin Schwarz,
                   Aylward Schwarz, S&S Mining, a Nevada corporation,
                   and Can-Cal Resources, Ltd...............................[1]

Exhibit 10.1       Mining Lease Agreement between
                   Can-Cal Resources, Ltd. and Twin Mountain
                   Rock Venture dated May 1, 1998...........................[1]

Exhibit 10.2       Loan Agreement between Owen Sequoia, Inc.
                   and Can-Cal Resources, Ltd...............................[1]

Exhibit 10.3       Amendment to Loan Agreement dated June 9, 1998...........[1]

Exhibit 10.4       Second Amendment to Loan Agreement ......................[1]

Exhibit 10.5       Deed of Trust, Security Agreement,
                   Financing Statement, and Fixture Filing
                   with Assignment of Rents.................................[1]

Exhibit 10.6       Lease and Purchase Option Agreement dated
                   March 12, 1998 between Arthur James Good
                   and Wanda Mae Good and Can-Cal Resources, Ltd............[1]

Exhibit 10.7       Left blank - no exhibit filed.

Exhibit 10.8       Quit Claim Deed from Aurum, LLC to
                   Can-Cal Resources, Ltd...................................[1]

Exhibit 10.9       Agreement between Tyro, Inc., Dean Willman,
                   Roland S. Ericsson, and Can-Cal Resources, Ltd...........[1]

                                                                      SEQUENTIAL
EXHIBIT NO.        TITLE OF EXHIBIT                                     PAGE NO.

Exhibit 10.10 - 10.12      Left blank - no exhibit filed.

Exhibit 10.13      Agreement between Can-Cal Resources, Ltd.,
                   Cameron Miller and James R. Ardoin, dated
                   December 6, 1999.........................................[2]

Exhibit 10.14      Loan Agreement between First Colony Merchant,
                   Tobian Trading Limited and Can-Cal Resources, Limited
                   (f/y 2000 loan, second lender on Pisgah property)........[3]

Exhibit 10.15      Deed of Trust Security Agreement, Financial
                   Statement and Fixture Filing with Assignment of Rents....[3]

Exhibit 10.16      Option Agreement with Lender.............................[3]

Exhibit 10.17      Written notice to exercise option........................[3]

Exhibit 10.18      Agreement between Can-Cal Resources, Ltd, and
                   Consultant Bruce Ballantyne..............................[3]

Exhibit 10.19      Forbearance Agreement with Lender
                   (first lender on Pisgah property)........................[4]

Exhibit 10.20      Forbearance Agreement with Lender
                   (second lender on Pisgah property).......................[4]

Exhibit 10.21      Investment Agreement (Dutchess Private Equities
                   Fund and DRH Investment Company, LLC .....................66

Exhibit 10.22      Registration Rights Agreement
                   (for Investment Agreement transaction)...................120

Exhibit 10.23      Escrow Agreement (for future transactions
                   under Investment Agreement) .............................137

Exhibit 10.24      National Financial Communications Corp.
                   Consulting Agreement (Public Relations Agreement)........144

Exhibit 23.0       Consent of Independent Auditors
                   (Murphy, Bennington & Co.)...............................151

Exhibit 23.1       Consent of Counsel........................................*

*      To be filed by amendment.

[1] Incorporated by reference from the like numbered exhibit from the company's Form 10-SB filed on July 9, 1999.

[2] Incorporated by reference from the like-numbered exhibit from the company's Form 10-KSB for the fiscal year ended December 31, 1999.

[3] Incorporated by reference from the like-numbered exhibit from the company's Form 10-KSB for the fiscal year ended December 31, 2000.

[4] Incorporated by reference from the like-numbered exhibit from the company's Form 10-QSB for the quarter ended June 30, 2001.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada, on October 25, 2001.


                                      CAN-CAL RESOURCES, Ltd.
                                      (Registrant)

Date: October 25, 2001.          By:      /s/    Ronald D.  Sloan
                                      ------------------------------------------
                                      Ronald D. Sloan, President and Treasurer
                                      and Chief Financial Officer, and Director


Date: October 25, 2001           By:      /s/    John Brian Wolfe
                                      ------------------------------------------
                                      John Brian Wolfe, Director


Date: October 25, 2001           By:      /s/    James Dacyszyn
                                      ------------------------------------------
                                      James Dacyszyn, Director


Date: October 25, 2001           By:      /s/    Barry E.  Amies
                                      ------------------------------------------
                                      Barry E. Amies, Director

                              --------------------
                                   PROSPECTUS
                              --------------------


                              _______________, 2001


     No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.